                                                                    Exhibit 10.2

                          TERM LOAN CREDIT AGREEMENT

                                     among

                                PROLOGIS TRUST,
                                   Borrower

                              NATIONSBANK, N.A.,
                             Administrative Agent

               COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK BRANCH,
                               Syndication Agent

                  CHASE BANK OF TEXAS, NATIONAL ASSOCIATION,
                              Documentation Agent

                                      and

                           THE LENDERS NAMED HEREIN,
                                    Lenders

                                 $150,000,000

                                     As of
                                March 29, 1999

                    NATIONSBANC MONTGOMERY SECURITIES LLC,
                        Lead Arranger and Book Manager

                               TABLE OF CONTENTS
                               -----------------

                                                                                                Page
                                                                                                ----
SECTION 1       DEFINITIONS AND TERMS.........................................................    1
      1.1       Definitions...................................................................    1
      1.2       Time References...............................................................   17
      1.3       Other References..............................................................   17
      1.4       Accounting Principles.........................................................   17

SECTION 2       TERM LOANS....................................................................   17

SECTION 3       TERMS OF PAYMENT..............................................................   17
      3.1       Note and Payments.............................................................   17
      3.2       Interest and Principal Payments...............................................   18
      3.3       Interest Options..............................................................   18
      3.4       Selection of Interest Option..................................................   18
      3.5       Default Rate..................................................................   19
      3.6       Interest Recapture............................................................   19
      3.7       Interest Calculations.........................................................   19
      3.8       Maximum Rate..................................................................   20
      3.9       Order of Application..........................................................   20
      3.10      Offset........................................................................   20
      3.11      Booking Borrowings............................................................   20
      3.12      Basis Unavailable or Inadequate for the Eurodollar Rate.......................   21
      3.13      Additional Costs..............................................................   21
      3.14      Change in Law.................................................................   22
      3.15      Funding Loss..................................................................   23
      3.16      Sharing of Payments, etc......................................................   23
      3.17      Foreign Lenders...............................................................   23
      3.18      Extension.....................................................................   23

SECTION 4       FEES..........................................................................   24
      4.1       Treatment of Fees.............................................................   24
      4.2       Commitment Fees...............................................................   24
      4.3       Extension Fee.................................................................   24

SECTION 5       CONDITIONS PRECEDENT..........................................................   24

SECTION 6       REPRESENTATIONS AND WARRANTIES................................................   24
      6.1       Purpose of Credit Facility....................................................   24
      6.2       Corporate Existence, Good Standing, Authority and Compliance..................   25
      6.3       Affiliates....................................................................   25
      6.4       Authorization and Contravention...............................................   25
      6.5       Binding Effect................................................................   25
      6.6       Financial Statements; Fiscal Year.............................................   25
      6.7       Litigation....................................................................   25
      6.8       Taxes.........................................................................   26
      6.9       Environmental Matters.........................................................   26
      6.10      Pension Plans.................................................................   26
      6.11      Properties; Liens.............................................................   26
      6.12      Locations.....................................................................   27
      6.13      Government Regulations........................................................   27
      6.14      Transactions with Affiliates..................................................   27
      6.15      Insurance.....................................................................   27
      6.16      Labor Matters.................................................................   27

                                      (i)

      6.17      Solvency......................................................................   27
      6.18      Full Disclosure...............................................................   27
      6.19      Exemption from ERISA; Plan Assets.............................................   27
      6.20      Minority Interests............................................................   28
      6.21      Year 2000 Compliance..........................................................   28

SECTION 7       AFFIRMATIVE COVENANTS.........................................................   28
      7.1       Items to be Furnished.........................................................   28
      7.2       Use of Proceeds...............................................................   30
      7.3       Books and Records.............................................................   30
      7.4       Inspections...................................................................   30
      7.5       Taxes.........................................................................   30
      7.6       Year 2000 Compliance..........................................................   30
      7.7       Expenses......................................................................   30
      7.8       Maintenance of Existence, Assets, and Business................................   30
      7.9       Insurance.....................................................................   31
      7.10      Preservation and Protection of Rights.........................................   31
      7.11      Environmental Laws............................................................   31
      7.12      Indemnification...............................................................   31
      7.13      REIT Status...................................................................   32
      7.14      Hedging Agreements............................................................   32
      7.15      Property Pool.................................................................   32
      7.16      Subsidiary Guaranties.........................................................   33

SECTION 8       NEGATIVE COVENANTS............................................................   33
      8.1       Payment of Obligations........................................................   33
      8.2       Employee Plans................................................................   33
      8.3       Secured Debt..................................................................   33
      8.4       Transactions with Affiliates..................................................   33
      8.5       Compliance with Laws and Documents............................................   34
      8.6       Loans, Advances, and Investments..............................................   34
      8.7       Dividends and Distributions...................................................   35
      8.8       Sale of Assets................................................................   36
      8.9       Mergers and Dissolutions......................................................   36
      8.10      Assignment....................................................................   36
      8.11      Fiscal Year and Accounting Methods............................................   36
      8.12      New Businesses................................................................   36
      8.13      Government Regulations........................................................   36
      8.14      Negative Pledge Agreements....................................................   36

SECTION 9       FINANCIAL COVENANTS...........................................................   36
      9.1       Leverage Ratios...............................................................   37
      9.2       Minimum Consolidated Net Worth................................................   37
      9.3       Interest Expense Coverage Ratio...............................................   37
      9.4       Fixed Charge Coverage Ratio...................................................   37
      9.5       Preferred Dividend Coverage Ratio.............................................   37
      9.6       Unsecured Debt Service Coverage Ratio.........................................   37

SECTION 10      DEFAULT.......................................................................   37
      10.1      Payment of Obligation.........................................................   37
      10.2      Covenants.....................................................................   37
      10.3      Debtor Relief.................................................................   37
      10.4      Judgments and Attachments.....................................................   38
      10.5      Government Action.............................................................   38
      10.6      Misrepresentation.............................................................   38

                                      (ii)

      10.7      Default Under Other Agreements................................................   38
      10.8      Validity and Enforceability of Loan Documents.................................   38
      10.9      Management Changes............................................................   39
     10.10      Plan Assets...................................................................   39
     10.11      Default under Revolving Credit Agreement......................................   39

SECTION 11      RIGHTS AND REMEDIES...........................................................   39
      11.1      Remedies Upon Default.........................................................   39
      11.2      Waivers.......................................................................   39
      11.3      Performance by Administrative Agent...........................................   40
      11.4      Not in Control................................................................   40
      11.5      Course of Dealing.............................................................   40
      11.6      Cumulative Rights.............................................................   40
      11.7      Application of Proceeds.......................................................   40
      11.8      Diminution in Value of Collateral.............................................   40
      11.9      Certain Proceedings...........................................................   40

SECTION 12      AGENTS AND LENDERS............................................................   41
      12.1      Agents........................................................................   41
      12.2      Delegation of Duties; Reliance................................................   42
      12.3      Limitation of Administrative Agent's Liability................................   42
      12.4      Limitation of Liability.......................................................   43
      12.5      Expenses......................................................................   43
      12.6      Proportionate Absorption of Losses............................................   44
      12.7      Relationship of Lenders.......................................................   44
      12.8      Benefits of Agreement.........................................................   44
      12.9      Approval of Lenders...........................................................   44
     12.10      Default; Collateral...........................................................   45

SECTION 13      MISCELLANEOUS.................................................................   45
      13.1      Headings......................................................................   45
      13.2      Nonbusiness Days; Time........................................................   45
      13.3      Communications................................................................   45
      13.4      Form and Number of Documents..................................................   45
      13.5      Survival......................................................................   46
      13.6      Governing Law.................................................................   46
      13.7      Invalid Provisions............................................................   46
      13.8      Venue; Service of Process; Jury Trial.........................................   46
      13.9      Amendments, Consents, Conflicts, and Waivers..................................   47
     13.10      Multiple Counterparts.........................................................   47
     13.11      Successors and Assigns; Participations........................................   48
     13.12      Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances...   49
     13.13      Confidentiality...............................................................   49
     13.14      Arbitration...................................................................   50
                (a)      SPECIAL RULES........................................................   50
                (b)      RESERVATION OF RIGHTS................................................   50
     13.15      Limitation of Liability of Trustees, Shareholders and Officers of Borrower....   51
     13.16      Entirety......................................................................   51

                                     (iii)

                             SCHEDULES AND EXHIBITS

Schedule 1               Parties, Addresses, Commitments and Wiring Information
Schedule 2               Calculation of Adjusted Leverage Ratio as of December 31, 1998
Schedule 5               Closing Documents
Schedule 6.2             Jurisdictions of Incorporation, Business, and Names
Schedule 6.7             Litigation
Schedule 6.9             Environmental Matters
Schedule 6.10            Pension Plan Disclosures
Schedule 6.12            Chief Executive Office
Schedule 6.14            Affiliates Transactions
Schedule 6.20            Minority Interests
Schedule 7.16-1          Excluded Guarantors
Schedule 7.16-2          Existing Pledged Indebtedness - Unconsolidated Affiliates
Schedule 8.6             Permitted Minority Interests

Exhibit A                Compliance Certificate
Exhibit B                Conversion Request
Exhibit C                Form of Note
Exhibit D                Form of Assignment and Acceptance
Exhibit E                Form of Subsidiary Guaranty

                                      (iv)

                          TERM LOAN CREDIT AGREEMENT

     THIS TERM LOAN CREDIT AGREEMENT is dated as of March 29, 1999, among PROLOGIS TRUST, a Maryland real estate investment trust ("Borrower"), the Lenders (defined below), NATIONSBANK, N.A., a national banking association ("NationsBank"), for itself and as Administrative Agent for the Lenders (in such capacity, together with its successors and assigns, "Administrative Agent"), COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK BRANCH, for itself and as Syndication Agent (in such capacity, together with its successors and assigns, "Syndication Agent"), and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, for itself and as Documentation Agent (in such capacity, together with its successors and assigns, "Documentation Agent").

                               R E C I T A L S:
                               - - - - - - - -

     1. Borrower has requested that Lenders provide to Borrower a term loan in the original principal amount of $150,000,000.

     2. Lenders are willing to make such loan to Borrower on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1  DEFINITIONS AND TERMS.
---------  ---------------------

     1.1   Definitions.  Unless otherwise indicated, as used in the Loan
Documents:

     "Actual Capital Expenditures" means any expenditures by a Person that are properly classified in the relevant financial statements of such Person in accordance with GAAP as a capital asset for tenant improvements, capitalized lease commissions on previously leased space, and recurring capital expenditures relating to any Property.

     "Adjusted Leverage Ratio" means, as of any date, the ratio of (a) all Indebtedness, to (b) Adjusted Tangible Net Worth, in each case for the Companies and their Unconsolidated Affiliates calculated on a combined basis in a manner consistent with the calculation set forth on Schedule 2 and without duplication of any Indebtedness (e.g., not including both Indebtedness of an Unconsolidated Affiliate and of a Company resulting from a guaranty of such Indebtedness).

     "Adjusted NOI" means, for any period and any Unencumbered Property, the NOI with respect to such Unencumbered Property adjusted for a capital reserve of either (a) $0.20 per square foot in the case of Properties that are not Refrigerated Warehouse Properties, or (b) $0.10 per cubic foot in the case of Properties that are Refrigerated Warehouse Properties.

     "Adjusted Tangible Net Worth" means, as of any date, Tangible Net Worth of the Companies and their Unconsolidated Affiliates calculated on a combined basis plus to the extent subtracted from Total Assets in calculating Tangible Net Worth, the goodwill of Frigoscandia AB, CS Integrated LLC, KingsPark Holding S.A., and Garanor S.A. not to exceed the amount of such goodwill set forth on the consolidated financial statements of the Companies and the applicable Unconsolidated Affiliates dated as of December 31, 1998.

     "Administrative Agent" is defined in the preamble to this Agreement.

     "Affiliate" of a Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, that Person. For purposes of this definition "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of power to direct (or cause the direction of) management or policies (whether through ownership of voting securities or other ownership interests, by contract, or otherwise).

     "Agents" means Administrative Agent, Documentation Agent, and Syndication Agent, and "Agent" means any one of the Agents.

     "Agreement" means this Credit Agreement, as amended, supplemented, or restated from time to time.

     "Applicable Facility Fee Percentage" means, at the time of determination thereof, the percentage per annum set forth below based upon the Rating
Requirement:


===============================================================
                Rating Requirement                Applicable
                                                  Percentage
===============================================================

Moody's                 S & P          DCR
 Rating                 Rating         Rating
===============================================================

Less than               Less than      Less than      0.30%
Baa3 or not             BBB- or not    BBB- or not
rated                   rated          rated
===============================================================
Baa3                    BBB-           BBB-           0.25%
===============================================================
Baa2                    BBB            BBB            0.20%
===============================================================
Baa1                    BBB+           BBB+           0.20%
===============================================================
A3                      A-             A-             0.15%
===============================================================
A2 or better            A or better    A or better    0.15%
===============================================================

     "Applicable Margin" means, at the time of determination thereof, the interest margin per annum over the Base Rate or the Eurodollar Rate, as the case may be, based upon the Rating Requirement as follows:

     (a) From the Closing Date through the Initial Maturity Date:

========================================================================================
                      Rating Requirement                      Applicable Margin
========================================================================================
Moody's                 S & P               DCR            Base Rate     Eurodollar
 Rating                 Rating              Rating         Borrowings    Borrowings
========================================================================================
Less than               Less than           Less than         0.5%         1.90%
 Baa3 or not            BBB- or not         BBB- or not
 rated                  rated               rated
========================================================================================
Baa3                    BBB-                BBB-                0%         1.20%
========================================================================================
Baa2                    BBB                 BBB                 0%         1.10%
========================================================================================
Baa1                    BBB+                BBB+                0%         1.00%
========================================================================================
A3                      A-                  A-                  0%         0.85%
========================================================================================
A2 or better            A or better         A or better         0%         0.75%
========================================================================================

     (b) After the Initial Maturity Date through the Extended Maturity Date, if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to
Section 3.18:

========================================================================================
                       Rating Requirement                    Applicable Margin
========================================================================================
Moody's                 S & P               DCR            Base Rate     Eurodollar
 Rating                 Rating              Rating         Borrowings    Borrowings
========================================================================================
Less than               Less than           Less than          0.75%       2.15%
 Baa3 or not            BBB- or not         BBB- or not
 rated                  rated               rated
======================================================================================
Baa3                    BBB-                BBB-                0%         1.45%
====================================================================================
Baa2                    BBB                 BBB                 0%         1.35%
====================================================================================
Baa1                    BBB+                BBB+                0%         1.25%
====================================================================================
A3                      A-                  A-                  0%         1.10%
====================================================================================
A2 or better            A or better         A or better         0%         1.00%
========================================================================================

     "Applicable Pension Laws" means, with respect to any Person, all pension Laws applicable to such Person, including, without limitation, ERISA.

     "Base Rate" means, for any day, the greater of (a) the sum of the Federal Funds Rate plus one-half of one percent (0.5%), and (b) the annual interest rate most recently announced by Administrative Agent as its prime rate (or, if the Person then acting as Administrative Agent under this Agreement is not a bank organized under the Laws of the United States or any State, then the rate announced by NationsBank as its prime rate) in effect at its office in Dallas, Texas, automatically fluctuating upward and downward with and as specified in each announcement without special notice to Borrower or any other Person (which prime rate may not necessarily represent the lowest or best rate actually charged to a customer).

     "Base Rate Borrowing" means a Borrowing bearing interest at the sum of the Base Rate plus the Applicable Margin.

     "Borrower" is defined in the preamble to this Agreement.

     "Borrowing" means (without duplication) any amount disbursed by (a) any Credit Party to or on behalf of Borrower under this Agreement (under the Competitive Bid Subfacility, the Swing Line Subfacility, or otherwise), or (b) any Credit Party in accordance with, and to satisfy the obligations of any Company under, this Agreement.

     "Borrowing Date" means for any Borrowing (a) the date for which funds are requested by Borrower, or (b) the date any Borrowing is converted hereunder to another Type of Borrowing.

     "Business Day" means (a) for all purposes, any day other than Saturday, Sunday, and any other day that commercial banks are authorized by Law to be closed in Texas or New York, and (b) for purposes of any Eurodollar Borrowing, a day that satisfies the requirements of clause (a) and is a day when commercial banks are open for domestic or international business in London.

     "Capital Expenditures" means an amount equal the sum of (a) in the case of Properties that are not Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties during the four (4) fiscal quarters ending on the date of determination, and (ii) the product of (A) the sum of the total square footage with respect to all completed industrial space in all such Properties as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.15, and
(b) in the case of Properties that are Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties during the four (4) fiscal quarters ending on the date of determination, and
(ii) the product of (A) the sum of the total cubic footage with respect to all completed space in all such Properties as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.06.

     "Capital Lease" means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet.

     "Cash Equivalents" means (a) investments and direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated "A-1" (or higher) according to S & P, or "P-1" (or higher) according to Moody's and maturing not more than one hundred eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers' acceptances issued by, Administrative Agent, any Lender, or any United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.

     "Change in Control" means, with respect to Borrower, the transfer of beneficial ownership of the outstanding Stock of Borrower such that (a) Security Capital Group Incorporated and/or its Affiliates own, directly or indirectly, less than twenty percent (20%) of the Stock (other than non-voting perpetual preferred Stock) of Borrower, and (b) any Person other than Security Capital Group Incorporated and/or its Affiliates owns, directly or indirectly, more than twenty percent (20%) of the Stock (other than non-voting perpetual preferred Stock) of Borrower.

     "Closing Date" means the date this Agreement is fully executed and delivered.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Companies" means, without duplication, Borrower and each of its Consolidated Affiliates, and "Company" means any one of the Companies.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit A and signed by a Responsible Officer.

     "Consolidated Affiliate" means, in respect of any Person, any other Person in whom such Person holds an equity or ownership interest and whose financial results would be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

     "Consolidated Net Worth" means, for any Person as of any date, (a) Total Assets, minus (b) all Liabilities of such Person, minus (c) the amount determined in accordance with GAAP attributable to any minority interests in Consolidated Affiliates of such Person.

     "Constituent Documents" means, with respect to any Person, its articles or certificate of incorporation, charter, bylaws, certificates of limited partnership, partnership agreements, limited liability company agreements, organizational documents, and such other documents as may govern such Person's formation or organization.

     "Conversion Request" means a request in substantially the form of Exhibit B and signed by a Responsible Officer.

     "Credit Parties" means Agents and Lenders, and "Credit Party" means any one of the Credit Parties.

     "Current Financials" means, at any time, the consolidated Financial Statements of the Companies most recently delivered to Administrative Agent under Section 7.1(a) or 7.1(b), as the case may be (or, prior to delivery of any such Financial Statements, the consolidated Financial Statements of the Companies dated as of December 31, 1998).

     "Customary Recourse Exceptions" means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

     "DCR" means Duff & Phelps Credit Rating Co. or, if DCR no longer publishes ratings, then another ratings agency selected by Borrower and acceptable to Administrative Agent.

     "DCR Rating" means the most recently-announced rating from time to time of DCR assigned to any class of long-term senior, unsecured Liability securities issued by Borrower, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Liability has been issued at the time such rating was issued.

     "Debt Service" means, for any Person for any period, the sum of all regularly scheduled principal payments (other than Excluded Debt Service) and all Interest Expense that are paid or payable during such period in respect of all Indebtedness of such Person (excluding the payment or amortization of Interest Expense consisting of fees and expenses paid upon the incurrence of Indebtedness and paid in cash with the proceeds of such Indebtedness).

     "Debtor Relief Laws" means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws affecting creditors' Rights in effect from time to time.

     "Default" is defined in Section 10.

     "Defaulting Lender" means, as of any date, any Lender that has defaulted on any of its obligations under this Agreement, which default has not been cured or waived as of such date.

     "Default Rate" means an annual rate of interest equal from day to day to the lesser of (a) the then-existing Base Rate plus four percent (4%), and (b) the Maximum Rate.

     "Disqualified Stock" means any Company's Stock which by its terms (or by the terms of any Stock into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock during the term of this Agreement, (c) is redeemable during the term of this Agreement at the option of the holder of such Stock, or (d) otherwise requires any mandatory payments by any Company, in each case on or before the Termination Date.

     "Distribution" means, with respect to any Stock of any Person, (a) the retirement, redemption, purchase, or other acquisition for value of such Stock by such Person, (b) the declaration or payment of any dividend on or with respect to such Stock by such Person, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such Stock, and (d) any other payment by that Person with respect to such Stock.

     "Documentation Agent" is defined in the preamble to this Agreement.

     "Dollars" and the symbol "$" mean lawful money of the United States of America.

     "Domestic Properties" means each Property located in the United States, and "Domestic Property" means any one of the Domestic Properties.

     "EBITDA" means, for any Refrigerated Warehouse Property for any period, and without duplication, (a) net income with respect to such Refrigerated Warehouse Property determined in accordance with GAAP, plus (b) extraordinary losses determined in accordance with GAAP and reflected in the determination of net income, minus (c) extraordinary gains determined in accordance with GAAP and reflected in the determination of income, plus (d) losses determined in accordance with GAAP in connection with foreign currency exchange transactions, minus (e) gains determined in accordance with GAAP in connection with foreign currency exchange transactions, plus (f) all amounts deducted in calculating net income, in conformity with GAAP, for Interest Expense, taxes, depreciation, and amortization.

     "Eligible Institution" means a commercial bank or a finance company, insurance company, or other financial institution that is regularly engaged in making, purchasing, or investing in loans, but shall not include any Person which is an Affiliate of Borrower.

     "Environmental Law" means any Law that relates to the pollution or protection of the environment or to Hazardous Substances.

     "Equity Issuance" means the issuance or sale by any Person of any of its Stock.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which, together with Borrower, are treated as a single employer under Section 414(b) or (c) of the Code (and Section 414(m) or (o) of the Code for purposes of provisions related to Section 412 of the Code).

     "Eurodollar Borrowing" means a Borrowing bearing interest at the sum of the Eurodollar Rate plus the Applicable Margin.

     "Eurodollar Rate" means, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate (Eurodollar) for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then the term "Eurodollar Rate" shall mean, for any Eurodollar Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one (1) rate is specified on Reuters Screen LIBO Page, then the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

     "Excluded Debt Service" means, for any period, any regularly scheduled principal payments on (a) any Indebtedness which pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness that is rated at least Baa3 and BBB-, as the case may be, by at least two (2) of Moody's, S & P, and DCR and issued prior to December 31, 1998.

     "Extended Maturity Date" means March 31, 2000.

     "Extension Request" is defined in Section 3.20.

     "Federal Funds Rate" means, on any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined by Administrative Agent (which determination is conclusive and binding, absent manifest error) to be equal to the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York on the next successive Business Day; provided, however, that (a) if such determination date is not a Business Day, then the Federal Funds Rate for such day shall be the rate for such transactions on the next preceding Business Day as published on the next successive Business Day, and (b) if those rates are not published for any Business Day, then the Federal Funds Rate shall be the average of the quotations at approximately 10:00 a.m. on such Business Day received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by Administrative Agent in its sole discretion.

     "Financial Statements" of a Person means balance sheets and statements of earnings, shareholders' equity, and cash flow prepared (a) according to GAAP,
(b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year, as applicable, and (c) on a consolidated basis if that Person had any Consolidated Affiliates during the applicable period; provided that Financial Statements for any fiscal quarter may omit footnotes and shall be subject to normal audit adjustments.

     "Fixed Charge Coverage Ratio" means, as of any date, the ratio of (a) (i) Funds from Operations, plus (ii) Interest Expense, minus (iii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Distributions of any kind or character or other proceeds paid or payable with respect to Disqualified Stock, in each case for the Companies and for the four (4) fiscal quarters ending on the date of determination.

     "Funding Loss" means, without duplication, any loss, expense, or cost incurred by any Lender (including any loss, expense, or cost incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or maintain any portion of any Borrowing as a Eurodollar Borrowing or a Fixed Rate Borrowing, but excluding loss of anticipated profit) when (a) Borrower fails or refuses (for any reason other than any Lender's failure to comply with this Agreement) to take any Borrowing that it has requested under this Agreement, or (b) Borrower prepays or pays any Borrowing or converts any Borrowing to a Borrowing of another Type, in each case, before the last day of the applicable Interest Period.

     "Funds from Operations" means, for Borrower for any period, net earnings (before Distributions in respect of preferred Stock) plus depreciation and amortization (exclusive of amortization of financing costs), all as determined in accordance with GAAP; provided that there shall not be included in such calculation (a) any proceeds of any insurance policy other than rental or business interruption insurance received by such Person, (b) any gain or loss which is classified as "extraordinary" in accordance with GAAP, (c) any capital gains and taxes on capital gains (in each case exclusive of such amounts recognized in accordance with GAAP that are attributable to bona fide sales to third parties (including the Pan-European Partnership, to the extent of any third party-interests therein) by ProLogis Services, KingsPark Holding S.A., and International Consolidated Affiliates of Properties developed by such Persons with the intention of reselling such Properties to third parties and not holding such Properties as an Investment), (d) any non-recurring and non-cash event that is excluded from Borrower's reported Funds from Operations in its quarterly 10-Q and annual 10-K Financial Statements, (e) any tax expense which is classified as "deferred" in accordance with GAAP, (f) any tax income which is classified as a tax benefit in accordance with GAAP, (g) any foreign exchange gain or loss which is the result of a period ending "mark to market" of intercompany or third-party loans in accordance with GAAP, and (h) gains or losses from sales of depreciated Properties. The Funds from Operations contribution from Unconsolidated Affiliates shall be (i) included only to the extent that such amounts have been, or are not prohibited on the last day of the applicable period of determination from being, distributed (directly or indirectly) to a Company, and

(ii) calculated on the same basis as this definition. Funds from Operations shall be calculated as if all minority interests in Consolidated Affiliates have been converted into Stock of Borrower.

     "GAAP" means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board that are applicable on the date of this Agreement, subject to changes permitted by Section 1.4.

     "Hazardous Substance" means any substance (a) the presence of which requires removal, remediation, or investigation under any Environmental Law, or
(b) that is defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance under any Environmental Law.

     "Hedging Agreements" means any and all agreements, devices, or arrangements designed to protect at least one of the parties thereto from fluctuations of interest rates, exchange rates, or forward rates applicable to such party's assets, liabilities, or exchange transactions, including, without limitation, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap, or collar protection agreements, and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any and all cancellations, buybacks, reversals, terminations, or assignments of the foregoing.

     "Historical Value" means the purchase price of any Property (including improvements) and ordinary related purchase transaction costs, plus the cost of subsequent capital improvements made by a Company, less any provision for losses, all as determined in accordance with GAAP.

     "Implied Value" means, as of any determination date with respect to Properties in the Operating Sub-Pool, the lesser of (a) the aggregate Historical Value less the outstanding balance of any assessment bonds of the Properties in the Operating Sub-Pool, and (b) the sum of (i) in the case of Domestic Properties in the Operating Sub-Pool that are not Refrigerated Warehouse Properties, the aggregate NOI of such Properties divided by nine and one quarter percent (9.25%), (ii) in the case of International Properties in the Operating Sub-Pool that are not Refrigerated Warehouse Properties, the aggregate NOI (adjusted to include a capital reserve of $0.20 per square foot and for actual income and withholding taxes) of such Properties divided by eleven percent (11%), and (iii) in the case of Properties in the Operating Sub-Pool that are Refrigerated Warehouse Properties, the aggregate EBITDA (adjusted to include a capital reserve of $0.10 per cubic foot) of such Refrigerated Warehouse Properties divided by thirteen percent (13%); provided that for Properties in the Operating Sub-Pool owned for less than three (3) months, the Implied Value shall equal the Historical Value of such Properties. For purposes of the foregoing, NOI and EBITDA shall be determined for the twelve- (12-) month period ending on the date of determination; provided, however, that for any Property
(i) owned by a Company for less than twenty-four (24) months as of the date of determination, or (ii) on which substantial completion of improvements thereon was completed less than twenty-four (24) months prior to the date of determination, NOI and EBITDA shall be annualized based upon the NOI or EBITDA, as the case may be, of such Property in a manner reasonably satisfactory to Administrative Agent.

     "Indebtedness" means, for any Person, all Liabilities (without duplication) of such Person that are (a) Liabilities for borrowed money of such Person, (b) evidenced by bonds, debentures, notes, or similar instruments of such Person,
(c) obligations to pay the deferred purchase price of assets, services, or Stock, except (i) accounts payables, (ii) obligations incurred in the ordinary course of business to pay the purchase price of Stock so long as such obligations are paid within customary settlement terms, and (iii) obligations to purchase Stock (other than Stock of Borrower or any of its Affiliates) pursuant to subscription or Stock purchase agreements in the ordinary course of business, (d) secured by a Lien existing on any property of such Person or any interest of such Person therein, whether or not such Liability shall have been assumed by such Person, (e) Capital Leases, (f) a guaranty, endorsement, or other contingent obligation of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, and (ii) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business), and (g) accounts payable, accrued expenses, net obligations arising under Hedging Agreements, and other Liabilities not included in the calculation of (a) through (f) above which in the aggregate are in excess of five percent (5%) of the amount of Total Assets of such Person determined in accordance with GAAP plus the amount of any accumulated depreciation with respect to such assets, as of the date of determination.

     "Initial Maturity Date" means September 30, 1999.

     "Interest Expense" means, for any Person for any period, all interest expense on such Person's Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Liabilities) determined in accordance with GAAP.

     "Interest Expense Coverage Ratio" means, as of any date, the ratio of (a) the sum of (i) Funds from Operations, plus (ii) Interest Expense, to (b) the sum of (i) Interest Expense (excluding the payment or amortization of Interest Expense consisting of fees and expenses paid upon the incurrence of Indebtedness and paid in cash with the proceeds of such Indebtedness), plus (ii) Distributions of any kind or character or other proceeds paid or payable with respect to any Disqualified Stock, in each case for the Companies and for the four (4) fiscal quarters ending on the date of determination.

     "Interest Period" has the meaning set forth in Section 3.9.

     "International Properties" means each Property located outside the United States, and "International Property" means any one of the International Properties.

     "International Consolidated Affiliates" means each Consolidated Affiliate of Borrower that is not organized under the laws of a state located in the United States, and "International Consolidated Affiliate" means any one of the International Consolidated Affiliates.

     "Investment" in any Person means any investment, whether by means of Stock purchase, loan, advance, extension of credit, capital contribution, or otherwise, in or to such Person, the guaranty of any Liabilities of such Person, or the subordination of any claim against such Person to other Liabilities of such Person.

     "Laws" means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, and interpretations of any Tribunal.

     "Lenders" means the financial institutions named on Schedule 1 or on the most recently amended Schedule 1, if any, delivered by Administrative Agent under this Agreement, and, subject to this Agreement, their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement).

     "Leverage Ratio" means, as of any date, the ratio of (a) all Indebtedness, to (b) Tangible Net Worth, in each case for the Companies on a consolidated basis.

     "Liabilities" means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person's balance sheet as liabilities, (b) any liabilities secured (or for which the holder of the Liability has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (c) any obligations that have been (or under GAAP should be) capitalized for financial reporting purposes, and (d) any guaranties, endorsements, and other contingent obligations with respect to Liabilities or obligations of others, and "Liability" means any of the Liabilities.

     "Lien" means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind and any other substantially similar arrangement for a creditor's claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners.

     "Litigation" means any action by or before any Tribunal.

     "Loan Documents" means (a) this Agreement (including the exhibits and schedules to this Agreement), (b) the Notes, (c) the Subsidiary Guaranties, (d) any Hedging Agreements with any Lender relating to the Obligation, (e) all other agreements, documents, and instruments in favor of any Credit Party (or any Agent on behalf of the Credit Parties) ever delivered in connection with or under this Agreement or otherwise delivered in connection with all or any part of the Obligation, and (f) all renewals, extensions, and restatements of, and amendments and supplements to, any of the foregoing.

     "Material Adverse Event" means any circumstance or event that, individually or collectively with other circumstances or events, reasonably is expected to result in any (a) material impairment of the ability of Borrower to perform any of its payment or other material obligations under any Loan Document, (b) material impairment of the ability of any Credit Party to enforce (i) any of the material obligations of Borrower under this Agreement or (ii) any of its respective Rights under the Loan Documents, and, in the case of (i) and (ii), such impairment shall substantially interfere with the realization of the principal legal benefits provided by this Agreement and the other Loan Documents, taken as a whole, (c) material and adverse effect on the financial condition of the Companies as a whole as represented to Lenders in the Current Financials, or (d) Default.

     "Maturity Date" means (a) if the Initial Maturity Date is not extended to the Extended Maturity Date pursuant to Section 3.18, then the Initial Maturity Date, and (b) if the Initial Maturity Date is extended to the Extended Maturity Date pursuant to Section 3.18, then the Extended Maturity Date.

     "Maximum Amount" and "Maximum Rate" respectively mean, for a Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's no longer publishes ratings, another ratings agency selected by Borrower and acceptable to Administrative Agent.

     "Moody's Rating" means the most recently-announced rating from time to time of Moody's assigned to any class of long-term senior, unsecured Liability securities issued by Borrower, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Liability has been issued at the time such rating was issued.

     "NationsBank" is defined in the preamble to this Agreement.

     "Net Proceeds" means, with respect to any Equity Issuance by any Person, the amount of cash received by such Person in connection with such transaction after deducting therefrom the aggregate, without duplication, of the following amounts to the extent properly attributable to such transaction: (a) reasonable brokerage commissions, attorneys' fees, finder's fees, financial advisory fees, accounting fees, underwriting fees, investment banking fees, and other similar commissions and fees and expenses and disbursements of any of the foregoing, in each case to the extent paid or payable by such Person; (b) printing and related expenses of filing and recording or registration fees or charges or similar fees or charges paid by such Person; and (c) taxes paid or payable by such Person to any Tribunal as a result of such transaction.

     "New Ventures" means corporations, limited liability companies, partnerships, joint ventures, and similar entities that are in the business of providing logistics, distribution, or related services, but whose primary business is not the ownership of industrial properties.

     "NOI" means, for any period and any Property, the difference between (a) any cash rentals, proceeds, expense reimbursements, or income received from such Property (but excluding security or other deposits, late fees, early lease termination, or other penalties of a non-recurring nature), less (b) all cash costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation, or leasing of such Property, in each case determined in accordance with GAAP.

     "Non-Industrial Properties" means Properties that are not used for manufacturing, processing, or warehousing. The term "Non-Industrial Properties" excludes Refrigerated Warehouse Properties.

     "Non-Recourse Debt" means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

     "Notes" means the promissory notes substantially in the form of Exhibit C, and all renewals, extensions, and modifications, rearrangements, and replacements thereof and any and all substitutions therefor, and "Note" means any one of the Notes.

     "Obligation" means all present and future indebtedness and obligations, and all renewals, increases, and extensions thereof, or any part thereof, now or hereafter owed to any Credit Party by any Company under any Loan Document, together with all interest accruing thereon, fees, costs, and expenses (including all reasonable attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents or in connection with the protection of Rights under the Loan Documents.

     "Operating Sub-Pool" is defined in Section 7.15.

     "Pan-European Partnership" means a Luxembourg closed-end private fund managed by Borrower and whose owners will consist of Borrower and third-party institutional investors, and whose purpose is to acquire strategic warehouses and distribution properties developed in Europe by Borrower and/or its Consolidated Affiliates and Affiliates.

     "Participant" is defined in Section 13.11(b).

     "Pension Plan" means an employee pension or benefit plan covered by Title IV of ERISA or any other Applicable Pension Laws and established or maintained by Borrower or any ERISA Affiliate.

     "Permitted Distributions" means, for Borrower for any fiscal year of Borrower, an amount not to exceed ninety-five percent (95%) of Funds from Operations for such fiscal year.

     "Permitted Liens" means (a) Liens granted to any Agent to secure the Obligation, (b) pledges or deposits made to secure payment of worker's compensation (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions, or social security programs, (c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (d) the following: (i) Liens for taxes not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided; or (ii) Liens imposed by mandatory provisions of law such as for materialmen's, mechanic's, warehousemen's, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens for taxes, assessments, and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (f) Liens on Properties where Borrower is insured against such Liens by title insurance, (g) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (h) Liens securing assessment bonds, so long as no Company is in material default under the terms thereof, (i) Liens granted to Borrower by any other Company or an Unconsolidated Affiliate of Borrower, and (j) leases to tenants of space in Properties that are entered into in the ordinary course of business.

     "Person" means any individual, entity, or Tribunal.

     "Pool" is defined in Section 7.15.

     "Pool Consolidated Affiliates" means (a) ProLogis Services so long as ProLogis Services has no Recourse Debt (other than (i) to Borrower, and (ii) unsecured guaranties of Indebtedness of Borrower), and (b) Subsidiary Guarantors
(i) that have no Recourse Debt (other than (i) to Borrower, and (ii) unsecured guaranties of Indebtedness of Borrower), (ii) whose Stock is not subject to any Lien (other than Permitted Liens), (iii) in which Borrower shall have at least similar control as it has with respect to any of the Consolidated Affiliates set forth on Schedule 8.6, and (iv) in which Borrower has the ability to cause such Subsidiary Guarantors to assume or guarantee, or grant Liens to secure, any Liabilities of Borrower.

     "Potential Default" means the occurrence of any event or the existence of any circumstance that would, upon notice or lapse of time or both, become a Default.

     "Preferred Dividend Coverage Ratio" means, as of any date, the ratio of (a)
(i) Funds from Operations, plus (ii) Interest Expense, minus (iii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Distributions of any kind or character or other proceeds paid or payable with respect to all preferred Stock, in each case for the Companies and for the four (4) fiscal quarters ending on the date of determination.

     "Preferred Stock Subsidiary" of any Person means a corporation issuing non-voting preferred Stock (or, if applicable, non-voting common Stock) and no more than ten percent (10%) of the issued and outstanding voting common Stock to such Person, which corporation either (a) is a Consolidated Affiliate of such Person, or (b) owns no assets other than (i) investments otherwise permitted under
Section 8.6, (ii) securities of Consolidated Affiliates of such Preferred Stock Subsidiary, or (iii) fifty-one percent (51%) or more of the voting Stock of Unconsolidated Affiliates of such Preferred Stock Subsidiary.

     "Principal Debt" means, for a Lender and at any time, the unpaid principal balance of all outstanding Borrowings from such Lender hereunder.

     "ProLogis Services" means ProLogis Development Services Incorporated (formerly known as SCI Development Services Incorporated).

     "Properties" means real estate properties owned by a Company or an Unconsolidated Affiliate of Borrower, and "Property" means any one of the Properties.

     "Pro Rata" and "Pro Rata Part" means, when determined for any Lender, the proportion (stated as a percentage) that such Lender's Commitment bears to the Total Commitment, or, if the Total Commitments shall have been terminated, then the proportion (stated as a percentage) that the sum of the Principal Debt owed to such Lender bears to the Total Principal Debt owed to all Lenders.

     "Purchaser" is defined in Section 13.11(c).

     "Rating Requirement" means, as of any date of determination, the lower of the two (2) highest ratings of the Moody's Rating, the S & P Rating, and the DCR Rating. For purposes hereof, the correlation of the levels or grades of the Moody's Rating, the S & P Rating, and the DCR Rating shall be as set forth in the table included herein in the definition of "Applicable Margin" in the column labeled "Rating Requirement." Each change in the Rating Requirement shall be effective commencing on the fifth (5th) Business Day following the earlier to occur of (a) Administrative Agent's receipt of notice from Borrower, as required in Section 7.1(k), of an applicable change in the Moody's Rating, the S & P Rating, or the DCR Rating and (b) Administrative Agent's actual knowledge of an applicable change in the Moody's Rating, the S & P Rating, or the DCR Rating.

     "Recourse Debt" means all Indebtedness that is not Non-Recourse Debt; provided that "Recourse Debt" shall not include Recourse Debt of Unconsolidated Affiliates of such Person unless the holder of such Recourse Debt has recourse against such Person for the payment of such Recourse Debt other than to the extent of any security therefor or pursuant to any Customary Recourse Exceptions.

     "Refrigerated Warehouse Properties" means each Property that is a temperature-controlled facility, and "Refrigerated Warehouse Property" means any one of the Refrigerated Warehouse Properties.

     "REIT" means a "real estate investment trust" for purposes of the Code.

     "Representatives" means representatives, officers, directors, employees, attorneys, and agents.

     "Required Lenders" means as of any date those Lenders (other than any Defaulting Lenders) holding sixty-six and two-thirds percent (66-2/3%) or more of the outstanding Principal Debt of the Term Loans (excluding the Principal Debt of any Defaulting Lenders).

     "Reserve Requirement" means, with respect to any Eurodollar Borrowing for the relevant Interest Period, the actual aggregate reserve requirements (including all basic, supplemental, emergency, special, marginal, and other reserves required by applicable Law) applicable to a member bank of the Federal Reserve System for eurocurrency fundings or liabilities.

     "Responsible Officer" means any chairman, president, chief executive officer, chief financial officer, controller, secretary, senior vice president, or vice president of Borrower.

     "Revolving Credit Agreement" means that certain Credit Agreement dated of even date herewith, executed by and among Borrower, NationsBank, as Administrative Agent, the Syndication Agent defined therein, the Documentation Agent defined therein, and the Lenders defined therein, as modified, amended, renewed, extended, or restated from time to time.

     "Rights" means rights, remedies, powers, privileges, and benefits.

     "Secured Debt" means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person's Properties or other assets.

     "Solvent" means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.

     "S & P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., a New York corporation, or, if S & P no longer publishes ratings, then another ratings agency selected by Borrower and acceptable to Administrative Agent.

     "S & P Rating" means the most recently-announced rating from time to time of S & P assigned to any class of long-term senior, unsecured Liability securities issued by Borrower, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Liability has been issued at the time such rating was issued.

     "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests, or other ownership interests (regardless of how designated) of or in a corporation, partnership, limited liability company, trust, or other entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

     "Subsidiary Guaranties" means (a) an Unconditional Guaranty Agreement in substantially the form of Exhibit E, executed by each Consolidated Affiliate (other than International Consolidated Affiliates) of Borrower pursuant to
Section 7.17, and (b) any Unconditional Guaranty Agreement in substantially the form of Exhibit E and modified to the extent required under applicable Laws, executed by an International Consolidated Affiliate of Borrower pursuant to
Section 7.17, in each case as modified, amended, and supplemented from time to time, and "Subsidiary Guaranty" means any one of the Subsidiary Guaranties.

     "Subsidiary Guarantors" means each Consolidated Affiliate of Borrower executing a Subsidiary Guaranty.

     "Syndication Agent" is defined in the preamble to this Agreement.

     "Tangible Net Worth" means, for any Person as of any date, (a) Total Assets less (to the extent included therein) the book value of all assets that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, copyrights, patents, deferred charges, and unamortized debt discount and expense), minus (b) all Liabilities of such Person, minus (c) the amount determined in accordance with GAAP attributable to any minority interests in Consolidated Affiliates of such Person.

     "Taxes" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon it, its income, or any of its properties, franchises, or assets.

     "Term Loan" means, for any Lender, the amount stated beside such Lender's name on Schedule 1 as most recently amended under this Agreement, as the same may be increased or decreased from time to time by further assignment pursuant to Section 13.11, and "Term Loans" means the Term Loans of all Lenders in the aggregate maximum principal amount of $150,000,000.

     "Total Assets" means, for any Person as of any date, (a) such Person's total assets determined in accordance with GAAP, plus (b) accumulated depreciation with respect to such assets.

     "Tribunal" means any (a) local, state, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

     "Type" means any type of Borrowing determined with respect to the applicable interest option.

     "Unconsolidated Affiliate" means, in respect of any Person, any other Person in whom such Person holds Stock and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

     "Unencumbered Properties" means, all Domestic Properties in which Borrower, a Subsidiary Guarantor, or ProLogis Services owns fee simple title or a leasehold interest, in each case free and clear of any Liens (other than Permitted Liens).

     "Unsecured Debt" means, for any Person, Indebtedness of such Person that is not Secured Debt.

     "Unsecured Debt Service Coverage Ratio" means, as of any date, the ratio of
(a) Adjusted NOI from all Unencumbered Properties during the period of determination, to (b) all Debt Service in respect of all Unsecured Debt of the Companies, in each case for the four (4) fiscal quarters ending on the date of determination.

     1.2 Time References. Unless otherwise specified in the Loan Documents (a) time references are to time in Dallas, Texas, and (b) in calculating a period from one date to another, the word "from" means "from and including" and the word "to" or "until" means "to but excluding."

     1.3  Other References.  Unless otherwise specified in the Loan Documents
(a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) headings and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to

"telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and
(j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

     1.4 Accounting Principles. Under the Loan Documents, unless otherwise stated, (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period, and (c) while Borrower has any Consolidated Affiliates, all accounting and financial terms and compliance with financial covenants must be on a consolidated basis, as applicable. If there is a change in GAAP after the date hereof, the Compliance Certificate shall include calculations setting forth the adjustments from the relevant financial items as shown in the Current Financials, based on the then-current GAAP, to the corresponding financial items based on GAAP as used in the Current Financials delivered to Administrative Agent and Lenders on or prior to the date hereof, so as to demonstrate how such financial covenant compliance was derived from the Current Financials; provided that Administrative Agent or Borrower may request the other to, whereupon the other party shall, negotiate in good faith for a period for not more than thirty (30) days regarding amendments to any affected covenants to make such covenants consistent with the prior covenants and GAAP, as then in effect, and, after any such revision as shall be agreed to by Borrower and Administrative Agent, this Agreement will be construed in accordance with GAAP as then in effect.

SECTION 2  TERM LOANS.  Subject to the provisions in the Loan Documents, each
---------  ----------
Lender severally and not jointly agrees to lend to Borrower in a single advance on the Closing Date, the amount of such Lender's Term Loan. The Term Loans shall bear interest in accordance with selections made by Borrower from time to time pursuant to Section 3.4. Borrower may not reborrow any portion of any Term Loan.

SECTION 3  TERMS OF PAYMENT.
---------  ----------------

     3.1   Note and Payments.

     (a)   The Principal Debt shall be evidenced by the Notes.

     (b) Borrower must make each payment and prepayment on the Obligation, without offset, counterclaim, or deduction, to Administrative Agent's principal office in Dallas, Texas, in funds that will be available for immediate use by Administrative Agent by 12:00 noon on the day due. Payments received after such time shall be deemed received on the next Business Day. Administrative Agent shall pay to each Lender any payment to which such Lender is entitled on the same day Administrative Agent receives the funds from Borrower if Administrative Agent receives the payment or prepayment before 12:00 noon, and otherwise before 12:00 noon on the following Business Day. If and to the extent that Administrative Agent does not make payments to Lenders when due, then unpaid amounts shall accrue interest at the Federal Funds Rate from the due date until (but not including) the payment date.

     3.2  Interest and Principal Payments.

     (a) Interest Payments. Accrued interest on each Borrowing is due and payable monthly as it accrues on the first (1st) day of each calendar month (commencing on May 1, 1999).

     (b) Principal Payments. All unpaid Principal Debt is due and payable on the Maturity Date.

     (c) Voluntary Prepayment. Borrower may voluntarily prepay all or any part of the Principal Debt at any time without premium or penalty, subject to the following conditions:

          (i) Administrative Agent must receive Borrower's written prepayment notice by 11:00 a.m. on the Business Day preceding the date of prepayment, which shall specify the payment date and the Type and amount of the Borrowing(s) to be paid, and which shall constitute an irrevocable and binding obligation of Borrower to make a prepayment on the designated date;

          (ii) each partial prepayment must be in the amount of $1,000,000 or a greater integral multiple of $100,000, or, if less, the unpaid Principal Debt; and

          (iii)  Borrower shall pay any related Funding Loss upon demand.

     3.3 Interest Options. Except as specifically otherwise provided, Borrowings shall bear interest at an annual rate equal to the lesser of (a) either the Base Rate plus the Applicable Margin, or the Eurodollar Rate plus the Applicable Margin (in each case as designated or deemed designated by Borrower and, in the case of Eurodollar Borrowings, for the Interest Period designated by Borrower), and (b) the Maximum Rate. Each change in the Base Rate and Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of such change.

     3.4  Selection of Interest Option.

     (a) When Borrower requests any Eurodollar Borrowing, Borrower shall elect the applicable interest period (each an "Interest Period"), which may be, at Borrower's option, seven (7) days, fourteen (14) days, twenty-one (21) days, one
(1) month, two (2) months, or three (3) months subject to the following conditions: (i) each Interest Period applicable to any Borrowing commences on the date of the initial advance of the Term Loan and thereafter the day on or after the day when the next preceding applicable Interest Period expires; (ii) if any Interest Period for a Eurodollar Borrowing begins on a day for which there exists no numerically corresponding Business Day in the calendar month at the end of the Interest Period ("Ending Calendar Month"), then the Interest Period ends on the next succeeding Business Day of the Ending Calendar Month, unless there is no succeeding Business Day in the Ending Calendar Month in which case the Interest Period ends on the next preceding Business Day of the Ending Calendar Month; (iii) no Interest Period for any portion of any Term Loan may extend beyond the scheduled repayment date for that portion of the Term Loans;
(iv) there may not be in effect at any one time more than five (5) Interest Periods; (v) each Eurodollar Borrowing with respect to the Term Loans shall be in the amount of $1,000,000 or a greater integral multiple of $100,000; and (vi) Borrower may not request a Eurodollar Borrowing if the interest rate applicable thereto under Section 3.3 would exceed the Maximum Rate in effect on the first
(1st) day of the Interest Period applicable to such Borrowing.

     (b) Borrower may (i) on the last day of the applicable Interest Period (or at any other time, subject to payment of any Funding Loss) convert all or part of a Eurodollar Borrowing to a Base Rate Borrowing, (ii) at any time convert all or part of a Base Rate Borrowing to a Eurodollar Borrowing, and (iii) on the last day of an Interest Period, elect a new Interest Period for a Eurodollar Borrowing; provided that no conversions to or elections of new Interest Periods for any Eurodollar Borrowings shall be permitted while a Default exists unless Required Lenders otherwise consent in writing. Any such conversion may be accomplished by delivering a Conversion Request to Administrative Agent no later than 11:00 a.m. (A) on the third (3rd) Business Day before (x) the conversion date for conversion to a Eurodollar Borrowing, and (y) the last day of the Interest Period, for the election of a new Interest Period, and (B) one (1) Business Day before the last day of the Interest Period for conversion to a Base Rate Borrowing. Absent Borrower's notice of conversion or election of a new Interest Period, a Eurodollar Borrowing shall be converted to a Base Rate Borrowing when the applicable Interest Period expires.

     3.5 Default Rate. If permitted by Law, all past-due Principal Debt and past-due interest shall bear interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment.

     3.6 Interest Recapture. If the designated interest rate applicable to any Borrowing exceeds the Maximum Rate, then the interest rate on that Borrowing is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at maturity (stated or by acceleration), or at final payment of the Notes, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent permitted by applicable Law, Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the Notes.

     3.7  Interest Calculations.

     (a) Interest will be calculated on the basis of actual number of days elapsed (including the first day but excluding the last day) but computed as if each calendar year consisted of 360 days in the case of all Eurodollar Borrowings (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be), and 365 or 366 days, as the case may be, in the case of Base Rate Borrowings. All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

     (b) The provisions of this Agreement relating to calculation of the Base Rate and the Eurodollar Rate are included only for the purpose of determining the rate of interest or other amounts to be paid under this Agreement that are based upon those rates. Each Lender may fund and maintain its funding of all or any part of each Borrowing as it selects.

     3.8 Maximum Rate. Regardless of any provision contained in any Loan Document or any document related thereto, it is the intent of the parties to this Agreement that no Credit Party contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation any amount in excess of the Maximum Rate or the Maximum Amount or receive any unearned interest in violation of any applicable Law, and, if any Credit Party ever does so, then any excess shall be treated as a partial repayment or prepayment of principal and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and the Credit Parties shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Credit Parties and Borrower agree that is the case and that provision in this Agreement for multiple Borrowings is for convenience only),
(b) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary repayments or prepayments and their effects, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid in full before the end of its full contemplated term, and if the interest received for its actual period of existence exceeds the Maximum Amount, then the Credit Parties shall refund any excess (and the Credit Parties may not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Laws of the State of Texas are applicable for purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "weekly ceiling" from time to time in effect under Article 5069-1D.009, Title 79, Revised Civil Statutes of Texas, as amended.

     3.9  Order of Application.

     (a) If no Default exists, any payment shall be applied to the Obligation in the order and manner specified by Borrower.

     (b) If a Default exists, any payment (including proceeds from the exercise of any Rights) shall be applied in the following order: (i) to all fees and expenses for which the Credit Parties have not been paid or reimbursed in accordance with the Loan Documents (and if such payment is less than all unpaid or unreimbursed fees and expenses, then the payment shall be paid against unpaid and unreimbursed fees and expenses in the order of incurrence or due date); (ii) to accrued interest on the Principal Debt; and (iii) to the remaining Obligation in the order and manner as the Required Lenders deem appropriate.

All payments to or for the account of Lenders shall be shared by such Lenders on a Pro Rata basis.

     3.10 Offset. If a Default exists, then each Lender is entitled, but is not obligated, to exercise (for the benefit of all Lenders in accordance with Section 3.16) the Rights of offset and banker's Lien against each and every account and other property, or any interest therein, that Borrower may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligation.

     3.11 Booking Borrowings. To the extent permitted by Law, any Lender may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates. However, no Affiliate is entitled to receive any greater payment under this Agreement than the transferor Lender would have been entitled to receive with respect to those Borrowings.

     3.12 Basis Unavailable or Inadequate for the Eurodollar Rate. If, prior to the first (1/st/) day of any Interest Period, (a) Administrative Agent determines that the basis for determining the applicable rate is not available, or (b) Lenders holding fifty percent (50%) of the Principal Debt of the Term Loans notify Administrative Agent that such Lenders have determined that the rate determined by Administrative Agent as the Eurodollar Rate for any Interest Period does not accurately reflect the cost to such Lenders of making or converting Borrowings at that rate for such Interest Period, then Administrative Agent shall promptly notify Borrower and Lenders of such determination (which is conclusive and binding on Borrower absent manifest error), and all affected Borrowings shall bear interest at the sum of the Base Rate plus the

Applicable Margin. Until Administrative Agent notifies Borrower that such circumstances no longer exist, Lenders' commitments under this Agreement to make, or to convert to, affected Borrowings will be suspended.

     3.13 Additional Costs. With respect to any Law, requirement, request, directive, or change affecting banking institutions generally:

     (a) Eurocurrency Reserves. If any Lender shall be required under any Reserve Requirement to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, then (i) such Lender (through Administrative Agent) shall, within sixty (60) days after the end of any Interest Period with respect to any Eurodollar Borrowing during which such Lender was so required to maintain reserves, deliver to Borrower a certificate stating (A) that such Lender was required to maintain reserves and as a result such Lender incurred additional costs in connection with making such Eurodollar Borrowing and (B) in reasonable detail, such Lender's computations of the amount of additional interest payable by Borrower, pursuant to the provisions below, and (ii) Borrower shall, within ten (10) days after receipt of any such certificate, pay to Administrative Agent, for the account of such Lender, additional interest on the unpaid principal amount of such Eurodollar Borrowing of such Lender made to it outstanding during the Interest Period with respect to which the above-referenced certificate was delivered to Administrative Agent, at a rate per annum equal to the difference obtained by subtracting (x) the Eurodollar Rate for such Interest Period from (y) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Reserve Requirement of such Lender for such Interest Period. The amount of interest payable by Borrower to any Lender as stated in any certificate delivered to Administrative Agent pursuant to the provisions of this Section 3.13(a) shall be conclusive and binding for all purposes, absent manifest error. The provisions of this
Section 3.13(a) shall survive the termination of this Agreement.

     (b) Reserves. With respect to any Eurodollar Borrowing, if (i) any change in present Law, any change in the interpretation or application of any present Law, or any future Law imposes, modifies, or deems applicable (or if compliance by any Lender with any such requirement of any Tribunal results in) any such requirement that any reserves (including any marginal, emergency, supplemental, or special reserves) be maintained, and (ii) those reserves reduce any sums receivable by such Lender under this Agreement or increase the costs incurred by such Lender in advancing or maintaining any portion of any Eurodollar Borrowing, then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) such Lender (through Administrative Agent) shall deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and Borrower shall within ten (10) days after receipt of such certificate pay that amount to Administrative Agent, for the account of such Lender. Such Lender shall notify Administrative Agent and Borrower of any such determination as soon as practicable (but in any event within 120 days) after such Lender obtains actual knowledge of the event or condition prompting such Lender to make such determination, and Borrower shall not be liable for any such amount or amounts that accrue between the date such notification is required to be given and the date notice was actually given. The provisions of and undertakings and indemnification set forth in this Section 3.13(b) shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

     (c) Capital Adequacy. With respect to any Borrowing, if any change in present Law or any future Law regarding capital adequacy or compliance by any Credit Party with any request, directive, or requirement now existing or hereafter imposed by any Tribunal regarding capital adequacy, or any change in its written policies or in the risk category of this transaction, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, use reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) Administrative Agent or such Credit Party (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and Borrower shall within ten (10) days after receipt of such certificate pay that amount to Administrative Agent for the account of such Credit Party. Such Credit Party shall notify Administrative Agent and Borrower of any such determination as soon as practicable (but in any event within 120 days) after such Lender obtains actual knowledge of the event or condition prompting such Credit Party to make such determination, and Borrower shall not be liable for any such amount or amounts that accrue between the date such notification is required to be given and the date notice was actually given. The provisions of and undertakings and indemnification set forth in this Section 3.13(c) shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

     (d) Taxes. Any Taxes payable by any Credit Party or ruled (by a Tribunal) payable by any Credit Party in respect of this Agreement or any other Loan Document shall, if permitted by Law, be paid by Borrower, together with interest and penalties, if any (except for (i) (1) Taxes imposed on or measured by the overall net income of such Credit Party, (2) franchise or similar taxes of such Credit Party, and (3) amounts requested to be withheld for Taxes pursuant to the last sentence of Section 3.17, and (ii) such interest and penalties incurred as a result of the gross negligence or willful misconduct of any Credit Party). Such Credit Party (through Administrative Agent) shall notify Borrower and deliver to Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and Borrower shall within ten (10) days after receipt of such certificate pay that amount to Administrative Agent for its account or the account of such Credit Party, as the case may be. If such Credit Party subsequently receives a refund of the Taxes paid to it by Borrower, then the recipient shall promptly pay the refund to Borrower.

     3.14 Change in Law. If any Law makes it unlawful for any Lender to make or maintain Eurodollar Borrowings, then such Lender shall promptly notify Borrower and Administrative Agent, and with respect to such Lender's Borrowings (a) as to undisbursed funds, that requested Borrowing shall be made as a Base Rate Borrowing, and (b) as to any outstanding Borrowing, (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, the Borrowing shall be converted to a Base Rate Borrowing as of the date of notice, and Borrower shall pay any related Funding Loss, or (ii) if not prohibited by Law, the Borrowing shall be converted to a Base Rate Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, then Borrower shall promptly prepay the Borrowing, without penalty, together with any related Funding Loss.

     3.15 Funding Loss. Borrower Agrees To Indemnify Each Lender Against, And Pay To Each Lender Within Ten (10) Days After Demand, Any Funding Loss Of Such Lender. When any Lender demands that Borrower pay any Funding Loss, such Lender shall deliver to Borrower and Administrative Agent a certificate setting forth in reasonable detail the basis for such Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification set forth in this Section
3.15 shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

     3.16 Sharing of Payments, etc. If any Lender obtains any amount (whether voluntary, involuntary, or otherwise, including as a result of exercising its Rights under Section 3.10) that exceeds the part of that payment that such Lender is entitled to receive under the Loan Documents, then such Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess amount ratably with each other Lender. If all or any portion of any excess payment is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. Borrower agrees that any Lender purchasing a participation from another Lender under this Section
3.16 may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if such Lender were the direct creditor of Borrower in the amount of that participation.

     3.17 Foreign Lenders. Each Lender that is organized under the Laws of any jurisdiction other than the United States of America or any State thereof (a) represents to Administrative Agent and Borrower that (i) no Taxes are required to be withheld by Administrative Agent or Borrower with respect to any payments to be made to it in respect of the Obligation, and (ii) it has furnished to Administrative Agent and Borrower two (2) duly completed copies of United States Internal Revenue Service Form 4224, Form 1001, Form W-8, or any other tax form acceptable to Administrative Agent (wherein it claims entitlement to complete exemption from United States federal withholding tax on all interest payments under the Loan Documents), and (b) covenants to (i) provide Administrative Agent and Borrower a new tax form upon the expiration or obsolescence of any previously delivered form according to Law, duly executed and completed by it, and (ii) comply from time to time with all Laws with regard to the withholding tax exemption. If any of the foregoing is not true or the applicable forms are not provided, then Borrower or Administrative Agent (without duplication) may deduct and withhold from interest payments under the Loan Documents United States federal income tax at the full rate applicable under the Code.

     3.18 Extension. Borrower may request that the Initial Maturity Date be extended to the Extended Maturity Date by making such request in writing (an "Extension Request") to Administrative Agent on or before August 31, 1999. The Initial Maturity Date shall be extended to the Extended Maturity Date only if
(a) Borrower pays to Administrative Agent the extension fee set forth in Section 4.3, and (b) no Default or Potential Default exists at the time of Borrower's request for such extension.

SECTION 4  FEES.
---------  ----

     4.1 Treatment of Fees. The fees described in this Section 4 (a) are not compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in this Agreement, (c) are payable in accordance with Section 3.1(b), (d) are non-refundable, (e) to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) are calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless computation would result in an interest rate in excess of the Maximum Rate in which event the computation is made on the basis of a year of 365 or 366 days, as the case may be. The fees described in this Section 4 are in all events subject to the provisions of Section 3.8.

     4.2   Commitment Fees.

           (a) Borrower agrees to pay to Administrative Agent the commitment fees set forth in the separate letter agreement dated of even date herewith, which fees shall be for the account of Administrative Agent and for the account of Lenders as shall be agreed between Administrative Agent and the other Lenders.

           (b) Borrower shall pay to Administrative Agent, for the ratable account of each Lender, a facility fee equal to the product of (i) the average daily Principal Debt for the period from and including the Closing Date up to but excluding the Maturity Date, times (ii) a rate per annum equal to the Applicable Facility Fee Percentage. Such facility fee shall be payable quarterly in arrears on the first (1/st/) day of each January, April, July, and October during the term hereof and on the Maturity Date, commencing on July 1, 1999.

     4.3 Extension Fee. Upon the extension of the Initial Maturity Date to the Extended Maturity Date, as provided in Section 3.18, Borrower agrees to pay to Administrative Agent, for the ratable account of Lenders, an extension fee equal to one-half of one percent (0.50%) of the unpaid Principal Debt on the Initial Maturity Date.

SECTION 5  CONDITIONS PRECEDENT.  Lenders will not be obligated to fund the Term
---------  --------------------
Loans unless (a) Administrative Agent has timely received all of the items described on Schedule 5, (b) all of the representations and warranties of Borrower in the Loan Documents are true and correct in all material respects,
(c) no Default or Potential Default exists, and (d) the funding of the Term Loans is permitted by Law.

SECTION 6  REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants to
---------  ------------------------------
the Credit Parties as follows:

     6.1 Purpose of Credit Facility. Borrower will use proceeds of the Borrowings hereunder to prepay Indebtedness and general trust purposes. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of any Borrowing will be used, directly or indirectly, for a purpose that violates any Law, including the provisions of Regulation U.

     6.2 Corporate Existence, Good Standing, Authority and Compliance. Each Company is duly formed, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or formed as identified on Schedule
6.2 (as supplemented from time to time). Each Company (a) is duly qualified to transact business and is in good standing as a foreign trust, corporation, partnership, limited liability company, or other entity in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing, (b) possesses all requisite authority, permits, and power to conduct its business as is now being, or is contemplated by this Agreement to be, conducted, and (c) is in compliance with all applicable Laws, except in any such case where violation of the foregoing could not reasonably be expected to result in a Material Adverse Event.

     6.3 Affiliates. As of the date of this Agreement, Borrower has no Consolidated Affiliates or Unconsolidated Affiliates except as disclosed on
Schedule 6.2 (as supplemented from time to time to reflect changes as a result of transactions permitted by this Agreement).

     6.4 Authorization and Contravention. The execution and delivery by Borrower of each Loan Document or related document to which it is a party and the performance by it of its obligations thereunder (a) are within its trust power, (b) have been duly authorized by all necessary trust action, (c) require no action by or filing with any Tribunal (other than any action or filing that has been taken or made on or before the date of this Agreement), (d) do not violate any provision of its declaration of trust or bylaws, (e) do not violate any provision of Law or order of any Tribunal applicable to it, (f) do not violate any material agreements to which it is a party, or (g) do not result in the creation or imposition of any Lien on any asset of any Company, except in such case where failure to do so could not reasonably be expected to result in a Material Adverse Event.

     6.5 Binding Effect. Upon execution and delivery by all parties thereto, each Loan Document to which it is a party will constitute a legal and binding obligation of Borrower, enforceable against it in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.

     6.6 Financial Statements; Fiscal Year. The Current Financials were prepared in accordance with GAAP (except that quarterly Financial Statements may omit footnotes required by GAAP) and present fairly, in all material respects, the consolidated financial condition, results of operations, and cash flows of the Companies as of, and for the portion of the fiscal year ending on, the date or dates thereof (subject only to normal audit adjustments). All material liabilities of the Companies as of the date or dates of the Current Financials are reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents or disclosed in the Current Financials, no subsequent material adverse changes have occurred in the consolidated financial condition of the Companies from that shown in the Current Financials, nor has any Company incurred any subsequent material liability. The fiscal year of the Companies ends on December 31.

     6.7 Litigation. Except as disclosed on Schedule 6.7 and as otherwise disclosed pursuant to Section 7.1(d)(i), no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to such Company and which, if so adversely determined, is reasonably likely to result in a Material Adverse Event. Except as permitted under Section 10.4, no outstanding and unpaid judgments against any Company exist.

     6.8   Taxes.

     (a) All Tax returns of the Companies required to be filed have been filed (or extensions have been granted) before delinquency, except for returns for which the failure to file could not reasonably be expected to result in a Material Adverse Event, and all Taxes imposed upon the Companies that are due and payable have been paid before delinquency or are being contested in good faith by appropriate proceedings diligently conducted and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided.

     (b) As of the date hereof, no United States federal income tax returns of the "affiliated group" (as defined in the Code) of which Borrower is a member have been examined and closed. The members of such affiliated group have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by or any of them. The charges, accruals and reserves on the books of Borrower in respect of taxes or other governmental charges are, in the opinion of Borrower, adequate.

     (c)   Borrower qualifies as a REIT.

     6.9 Environmental Matters. Except as disclosed on Schedule 6.9, and except for any of the following which could not reasonably be expected to result in a Material Adverse Event, (a) no environmental condition or circumstance exists that adversely affects any Company's properties or operations, (b) no Company has received any report of any Company's violation of any Environmental Law, (c) no Company knows that any Company is under any obligation to remedy any violation of any

Environmental Law, or (d) no facility of any Company is used for, or to the knowledge of any Company has been used for, storage, treatment, or disposal of any Hazardous Substance, except for (i) the storage and use of cleaning and maintenance materials, used and stored in commercially reasonable quantities and in compliance with applicable Environmental Laws, and (ii) light manufacturing and distribution activities of tenants, in compliance with applicable Environmental Laws, provided that such tenants are not primarily engaged in the treatment, processing, recycling or disposal of any Hazardous Substance or in any other activity that would give rise to the release of any Hazardous Substance on such facility. Each Company has taken prudent steps to determine that its properties and operations do not violate any Environmental Law, other than violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Event.

     6.10 Pension Plans. Except as disclosed on the Financial Statements of Borrower dated as of December 31, 1998, and except to the extent that any such termination, liability, penalty, or fine would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Event, (a) no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under any Applicable Pension Laws, (b) no condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by Borrower or any ERISA Affiliate of any material liability with respect to any contribution thereto, fine, or penalty, and (c) neither Borrower nor any ERISA Affiliate has any material contingent liability with respect to any post-retirement benefit under a Pension Plan.

     6.11 Properties; Liens. Each Company has good title to all its property reflected on the Current Financials (except for property that is obsolete or that has been disposed in the ordinary course of business or, after the date of this Agreement, as otherwise permitted by Section 8.8 or Section 8.9). Except for Permitted Liens and Liens on Properties acquired by a Company, provided that such Liens are not incurred in contemplation of any Company's acquisition of such Properties, no Lien exists on any Property of any Company in the Pool, and the execution, delivery, performance, or observance of the Loan Documents will not require or result in the creation of any Lien on any of any Company's Property in the Pool.

     6.12 Locations. Borrower's chief executive office is located at the address on Schedule 6.12 (as supplemented from time to time). Borrower's books and records are located at its chief executive office.

     6.13 Government Regulations. No Company is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     6.14 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time) (if the disclosures are approved by Administrative Agent) or as permitted by Section 8.4, no Company is a party to a material transaction with any of its Affiliates, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

     6.15 Insurance. Each Company maintains with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.

     6.16 Labor Matters. No actual or, to Borrower's knowledge, threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Company that could reasonably be expected to result in a Material Adverse Event exist. All payments due from each Company for employee health and welfare insurance have been paid or accrued as a liability on its books, other than non-payments that are not, individually or collectively, reasonably expected to result in a Material Adverse Event.

     6.17 Solvency. On each Borrowing Date, Borrower is, and after giving effect to the requested Borrowing will be, Solvent.

     6.18 Full Disclosure. Each material fact or condition relating to the financial condition or business of any Company which could reasonably be expected to result in a Material Adverse Event has been disclosed to Administrative Agent. All information previously furnished, furnished on the date of this Agreement, and furnished in the future, by any Company to Administrative Agent in connection with the Loan Documents (a) was, is, and will be, true and accurate in all material respects or based on good faith estimates on the date the information is stated or certified, and (b) did not, does not, and will not, fail to state any material fact the omission of which would otherwise make any such information materially misleading, in each case taken as a whole.

     6.19 Exemption from ERISA; Plan Assets. The assets of Borrower are not "plan assets" as defined in 29 C.F.R. (S) 2510.3-101(a)(1) (or any successor regulation) of any Pension Plan.

     6.20 Minority Interests. All Consolidated Affiliates of Borrower having minority interests are set forth on Schedule 6.20 (as supplemented from time to time).

     6.21 Year 2000 Compliance. Borrower has (a) initiated a review and assessment of all areas within each Company's business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by any Company (or its material suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Borrower reasonably believes that all computer applications (including those of its material suppliers and vendors) that are material to each Company's business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to result in a Material Adverse Event.

SECTION 7   AFFIRMATIVE COVENANTS.  So long as Lenders are committed to fund any
---------   ---------------------
Borrowings under this Agreement and until the Obligation is paid in full, Borrower covenants and agrees that, unless Required Lenders otherwise consent in writing (except as provided in Section 13.9 with respect to matters requiring consent or approval of all Lenders):

     7.1 Items to be Furnished. Borrower shall cause the following to be furnished to Administrative Agent (with sufficient copies for each Lender):

     (a) Promptly after preparation, and no later than one hundred (100) days after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated financial condition and results of operations of the Companies as of, and for the year ended on, that last day, accompanied by:

            (i) the unqualified opinion of the firm of Arthur Andersen & Co. or another firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that the Financial Statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Companies;

            (ii) any management letter prepared by the accounting firm delivered in connection with its audit;

            (iii) a certificate from the accounting firm to Administrative Agent indicating that during its audit it obtained no knowledge of any Default or Potential Default or, if it obtained knowledge, the nature and period of existence thereof;

            (iv) a Compliance Certificate with respect to the Financial Statements; and

            (v) a certificate listing the Properties in the Pool and Operating Sub-Pool, together with a computation in reasonable detail of the Historical Values and the Implied Value and showing Borrower's compliance with Sections 7.15 and 8.14.

     (b) Promptly after preparation, and no later than fifty (50) days after the last day of each fiscal quarter (except the last) of Borrower, (i) Financial Statements showing the consolidated financial condition and results of operations of the Companies for the fiscal quarter and for the period from the beginning of the current fiscal year to the last day of the fiscal quarter, (ii) a Compliance Certificate with respect to the Financial Statements, and (iii) a certificate listing the Properties in the Pool and Operating Sub-Pool, together with a computation in reasonable detail of the Historical Values and the Implied Value and showing Borrower's compliance with Sections 7.15 and 8.14.

     (c) Promptly after receipt, a copy of each interim or special audit report and management letter issued by independent accountants with respect to any Company or its financial records.

     (d)    Notice, promptly after a Responsible Officer of Borrower knows of
(i) the existence and status of any Litigation that, if determined adversely to any Company, could reasonably be expected to result in a Material Adverse Event,
(ii) any change in any material fact or circumstance represented or warranted by any Company in any Loan Document, (iii) the receipt by any Company of notice of any violation or alleged violation of any Applicable Pension Law or any Environmental Law which individually or collectively with other violations or allegations could reasonably be expected to result in a Material Adverse Event, or (iv) a Default or Potential Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

     (e) Promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Tribunal (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the Securities and Exchange Commission).

     (f) Promptly after the mailing or delivery thereof, copies of all material reports or other information from Borrower generally to the holders of its common or preferred Stock.

     (g) Promptly upon the consummation thereof, a description in reasonable detail of any acquisition of material assets other than investments in industrial Properties.

     (h) Promptly upon any Change in Control, notice of such event together with a description of the transaction giving rise thereto.

     (i) Promptly upon written request by Administrative Agent and to the extent available after reasonable inquiry by Borrower, a list of all registered major holders of Stock of Borrower.

     (j) Promptly upon the filing thereof, the annual report of Borrower filed with the Maryland Department of Corporations.

     (k) Promptly upon the receipt of notice thereof, and in any event within five (5) Business Days after any change in the Moody's Rating, the S & P Rating or the DCR Rating, notice of such change.

     (l) Promptly upon reasonable request by Administrative Agent, information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of the Companies.

     7.2 Use of Proceeds. Borrower shall use the proceeds of Borrowings only for the purposes represented in this Agreement.

     7.3 Books and Records. Borrower shall, and shall cause each of the other Companies to, maintain books, records, and accounts necessary to prepare financial statements in accordance with GAAP.

     7.4 Inspections. Upon reasonable request, and subject to Section 13.13, Borrower shall, and shall cause each of the other Companies to, allow Administrative Agent (or its Representatives who may be accompanied by Representatives of one (1) or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies, to conduct tests or investigations, and to discuss (provided that Borrower is given the opportunity to be present for such discussions), any of its affairs, conditions, and finances with its other creditors, directors, officers, employees, or representatives from time to time, during reasonable business hours.

     7.5 Taxes. Borrower shall, and shall cause each of the other Companies to, promptly pay when due any and all Taxes, other than Taxes which are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien have been and continue to be stayed.

     7.6 Year 2000 Compliance. Borrower will promptly notify Administrative Agent in the event Borrower discovers or determines that any computer application (including those of its material suppliers and vendors) that is material to any Company's business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to result in a Material Adverse Event.

     7.7 Expenses. Borrower shall promptly pay upon reasonable notice (a) all costs, fees, and expenses paid or incurred by Administrative Agent in connection with the arrangement, syndication, and negotiation of the loan evidenced by this Agreement and the other Loan Documents and the negotiation, preparation, delivery, and execution of the Loan Documents and any related amendment, waiver, or consent (including in each case the reasonable fees and expenses of Administrative Agent's counsel), and (b) all costs, fees, and expenses of Administrative Agent and, after the occurrence and during the continuance of a Default, each Credit Party incurred by each Credit Party in connection with the enforcement of the obligations of Borrower arising under the Loan Documents or the exercise of any Rights arising under the Loan Documents (including reasonable attorneys' fees, expenses, and costs paid or incurred in connection with any workout or restructure and any action taken in connection with any Debtor Relief Laws), all of which shall be a part of the Obligation and shall bear interest, if not paid within ten (10) days after Borrower's receipt of an invoice in reasonable detail, at the Default Rate until repaid.

     7.8 Maintenance of Existence, Assets, and Business. Except as otherwise permitted by Section 8.09, Borrower shall, and shall cause each of the other Companies to, continue to engage in business of the same general type as now conducted by such Company, and will preserve, renew, and keep in full force and effect, and will cause each other Company to preserve, renew, and keep in full force and effect, their respective trust or corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except in any such case where failure to do so would not reasonably be expected to result in a Material Adverse Event.

     7.9 Insurance. Borrower shall, and shall cause each of the other Companies to, maintain with financially sound, responsible, and reputable insurance companies or associations (or, as to workers' compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses. Borrower shall deliver to Administrative Agent (i) at Administrative Agent's request from time to time, full information as to the insurance carried,
(ii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the date of this Agreement, and (iii) forthwith, notice of any cancellation or non-renewal of coverage by Borrower. At Administrative Agent's request, Borrower shall, and shall cause each of the other Companies to, deliver to Administrative Agent evidence of insurance for each policy of insurance and evidence of payment of all premiums.

     7.10 Preservation and Protection of Rights. Borrower shall, and shall cause each of the other Companies to, perform the acts and duly authorize, execute, acknowledge, deliver, file, and record any additional writings as Administrative Agent may reasonably deem necessary or appropriate to preserve and protect the Rights of Administrative Agent and Lenders under any Loan Document.

     7.11 Environmental Laws. Borrower shall, and shall cause each of the other Companies to (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, except where failure to comply or take action could not reasonably be expected to result in a Material Adverse Event, and (b) establish and maintain a management system designed to ensure compliance with applicable Environmental Laws and minimize financial and other risks to the Companies arising under applicable Environmental Laws or as the result of environmentally related injuries to Persons or property. Borrower shall deliver reasonable evidence of compliance with the foregoing covenant to Administrative Agent within thirty (30) days after any request from Administrative Agent.

     7.12 Indemnification. BORROWER SHALL, AND SHALL CAUSE EACH OF THE SUBSIDIARY GUARANTORS TO, JOINTLY AND SEVERALLY, INDEMNIFY, PROTECT, AND HOLD THE CREDIT PARTIES AND THEIR RESPECTIVE REPRESENTATIVES, SUCCESSORS, AND ASSIGNS (INCLUDING ALL OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS) (COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, AND PROCEEDINGS AND ALL COSTS, EXPENSES (INCLUDING ALL

REASONABLE ATTORNEYS' FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT) AND DISBURSEMENTS OF ANY KIND OR NATURE (THE "INDEMNIFIED LIABILITIES") THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF (A) THE DIRECT OR INDIRECT RESULT OF THE VIOLATION BY ANY COMPANY OF ANY ENVIRONMENTAL LAW, (B) ANY COMPANY'S GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE IN CONNECTION WITH ITS PROPERTIES OF A HAZARDOUS SUBSTANCE (INCLUDING (I) ALL DAMAGES OF ANY USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, OR PRESENCE, OR (II) THE COSTS OF ANY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP, OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL, OR OTHER PLANS), OR (C) THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN. ALTHOUGH EACH
                                                           -------------
INDEMNIFIED PARTY HAS THE RIGHT TO BE INDEMNIFIED UNDER THE LOAN DOCUMENTS FOR
------------------------------------------------------------------------------
ITS OWN ORDINARY NEGLIGENCE, NO INDEMNIFIED PARTY HAS THE RIGHT TO BE
---------------------------
INDEMNIFIED UNDER THE LOAN DOCUMENTS FOR ITS OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS SECTION 7.12 SHALL SURVIVE THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT.

     7.13 REIT Status. At all times, Borrower (including its organization and method of operations and those of its subsidiaries) shall qualify as a REIT.

     7.14 Hedging Agreements. Borrower shall, promptly after the date hereof, enter into such Hedging Agreements in respect of interest rate and currency risks as are reasonably acceptable to Administrative Agent.

     7.15   Property Pool.

     (a) Borrower and its Pool Consolidated Affiliates shall, as of any date during the term hereof, own, free and clear of any Liens (other than Permitted Liens), (i) fee simple title to Domestic Properties, and (ii) the equivalent of fee simple title to International Properties (the Properties and other assets described in (i) and (ii) being the "Pool"), with an aggregate Historical Value less the outstanding balance of any assessment bonds on such Properties of at least one hundred seventy-five percent (175%) of the Companies' Unsecured Debt (less any unrestricted cash and Cash Equivalents to the extent that such cash and Cash Equivalents are used to pay such Unsecured Debt within seven (7) days after the date of determination) outstanding on such date (including Unsecured Debt of Unconsolidated Affiliates to the extent that the holder of such Indebtedness has recourse against any Company for the payment of such Indebtedness, except to the extent of any security therefor or pursuant to any Customary Recourse Exceptions).

     (b) The Pool must include income-producing operating industrial Domestic Properties and International Properties owned by Borrower or a Pool Consolidated Affiliate free and clear of any Liens (except Permitted Liens) (the "Operating Sub-Pool"): (i) with an Implied Value of at least one hundred fifty percent (150%) of the Companies' Unsecured Debt (less any unrestricted cash and Cash Equivalents to the extent that such cash and Cash Equivalents are used to pay such Unsecured Debt within seven (7) days after the date of determination) outstanding from time to time (including Unsecured Debt of Unconsolidated Affiliates to the extent that the holder of such Indebtedness has recourse against any Company for the payment of such Indebtedness, except to the extent of any security therefor or pursuant to any Customary Recourse Exceptions); (ii)
(A) in the case of Properties that are not Refrigerated Warehouse Properties, which have an aggregate occupancy level based on bona fide tenant leases requiring current rent payments of at least eighty-five percent (85%), and (B) in the case of Properties that are Refrigerated Warehouse Properties, which have an aggregate occupancy level based on bona fide tenant leases, licenses, or other agreements requiring current rent or other payments of at least eighty percent (80%), in each case where the occupancy level is the average of the occupancy level for each of the immediately preceding three (3) months; and (iii) for which Borrower and its Pool Consolidated Affiliates must have received from third-party independent environmental consultants, written assessments for each Property in, or to be added to, the Operating Sub-Pool that do not disclose any material environmental conditions or risks related to such Properties. Notwithstanding the foregoing, the Operating Sub-Pool shall not, as of any date, include Refrigerated Warehouse Properties and International Properties having an Implied Value exceeding in the aggregate ten percent (10%) of the Implied Value of all Properties in the Operating Sub-Pool as of such date.

     (c) For purposes of calculating the Historical Value or the Implied Value, (i) any amounts attributable to Properties owned by an International Consolidated Affiliate whose Subsidiary Guaranty is, pursuant to the requirements of any Laws, limited in amount shall not exceed the amount of the Obligation guaranteed by such International Consolidated Affiliate pursuant to its Subsidiary Guaranty, and (ii) any amounts attributable to Properties owned by ProLogis Services shall not exceed the amount of any Indebtedness of ProLogis Services to Borrower that is secured by first-priority Lien in such Properties, which Indebtedness and Lien are pledged to Administrative Agent, for the benefit of the Credit Parties, pursuant to the Pledge Agreements.

     7.16 Subsidiary Guaranties. Borrower shall cause each of its Consolidated Affiliates (other than International Consolidated Affiliates and the Consolidated Affiliates listed on Schedule 7.16-1) to execute a Subsidiary Guaranty. To the fullest extent permitted under applicable Laws, Borrower shall cause each of its International Consolidated Affiliates to execute a Subsidiary Guaranty, except to the extent that the execution of a Subsidiary Guaranty would result in material adverse tax Liabilities to Borrower in the United States.

SECTION 8   NEGATIVE COVENANTS.  So long as Lenders are committed to fund
---------   ------------------
Borrowings and until the Obligation is paid in full, Borrower covenants and agrees that, unless Required Lenders otherwise consent in writing (except as provided in Section 13.9 with respect to matters requiring consent or approval of all Lenders):

     8.1 Payment of Obligations. Borrower shall not, and shall not permit any other Company to, voluntarily prepay principal of, or interest on, any Liabilities other than the Obligation, if a Default or Potential Default exists.

     8.2 Employee Plans. Except where a Material Adverse Event would not result, Borrower shall not, and shall not permit any ERISA Affiliate to, permit any of the events or circumstances described in Section 6.10 to exist or occur.

     8.3 Secured Debt. Borrower shall not, and shall not permit any other Company to, as of any date during the term hereof, create, incur, or suffer to exist any Secured Debt, other than Secured Debt that is either:

     (a) Non-Recourse Debt not to exceed in the aggregate at any time outstanding thirty percent (30%) of Borrower's Total Assets;

     (b) Recourse Debt secured by International Properties not to exceed $200,000,000 in the aggregate at any time outstanding;

     (c) Recourse Debt not to exceed in the aggregate at any time outstanding $1,000,000; or

     (d)    the Indebtedness under the Revolving Credit Agreement.

     8.4 Transactions with Affiliates. Except as disclosed on Schedule 6.14 (as supplemented from time to time to reflect changes as a result of transactions permitted by this Agreement or approved by Required Lenders), Borrower shall not, and shall not permit any other Company to, enter into any material transaction with any of its Affiliates, other than (a) transactions with existing shareholders of Consolidated Affiliates and Unconsolidated Affiliates, (b) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate or that comply with the requirements of the North America Security Administrators Association's Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of office space on market terms, (d) payment of fees under property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.

     8.5 Compliance with Laws and Documents. Borrower shall not, and shall not permit any other Company to, (a) violate the provisions of any Laws applicable to it or of any material agreement to which it is a party if that violation alone, or when aggregated with all other violations, could reasonably be expected to result in Material Adverse Event, (b) violate the provisions of its charter or bylaws, or (c) repeal, replace or amend any provision of its charter or bylaws if that action could reasonably be expected to result in a Material Adverse Event.

     8.6 Loans, Advances, and Investments. Borrower shall not, and shall not permit any other Company to, have or make any direct or indirect Investments in:

     (a) Raw land (other than land under development or planned for commencement of development within twelve (12) months following the date such land was acquired) exceeding in the aggregate ten percent (10%) of Borrower's Total Assets;

     (b) Non-Industrial Properties and New Ventures exceeding in the aggregate ten percent (10%) of Borrower's Total Assets;

     (c) The Stock of Unconsolidated Affiliates accounted for on a cost or equity basis (determined in accordance with GAAP) exceeding in the aggregate twenty-five percent (25%) of Borrower's Total Assets; provided that Investments in any such Unconsolidated Affiliates whose primary business is the ownership of Non-Industrial Properties shall not exceed in the aggregate fifteen percent (15%) of Borrower's Total Assets;

     (d) ProLogis Services, unless (i) except as provided in (ii) below, all loans, advances, or extensions of credit from Borrower to ProLogis Services are secured by leasehold loans or first priority liens and security interests (subject only to prior liens and security interests securing performance guaranties granted in the ordinary course of ProLogis Services' business) in real properties developed or acquired by

ProLogis Services, (ii) all loans, advances, or extensions of credit from Borrower to ProLogis Services for international purposes (A) are either (x) secured by first priority Liens (subject only to prior Liens securing performance guaranties granted in the ordinary course of ProLogis Services' business) in real properties held for development, under development, and/or acquired by ProLogis Services, or (y) unsecured and payable on demand, and (B) do not exceed $100,000,000 in the aggregate, (iii) ProLogis Services shall be internally managed or managed by Borrower, (iv) Borrower shall, at all times, beneficially own at least ninety percent (90%) of the aggregate economic interest in ProLogis Services, (v) the financial condition and results of operation of ProLogis Services shall be consolidated with those of Borrower for purposes of the Financial Statements or as required by GAAP, (vi) ProLogis Services shall engage primarily in the acquisition and construction of industrial real estate properties, or land that will be used for the construction of such properties, for sale or lease to third parties on an arms-length basis and under market terms, (vii) all equity Investments of Borrower in ProLogis Services do not exceed $40,000,000 in the aggregate, and (viii) all Investments (equity or otherwise) of Borrower in ProLogis Services do not exceed $350,000,000 in the aggregate;

     (e) The Stock of (i) any Preferred Stock Subsidiary (other than ProLogis Services, ProLogis Logistics Services, Inc., Frigoscandia SA, KingsPark Holding S.A., and Garanor S.A.), unless (A) Borrower shall, at all times, beneficially own at least ninety percent (90%) of the aggregate economic interest in such Preferred Stock Subsidiary, (B) neither such Preferred Stock Subsidiary nor any of its Consolidated Affiliates are prohibited or restricted from making any payments, directly or indirectly, to Borrower by way of Dividends, advances, repayments of loans, repayments of expenses, accruals, or otherwise, other than customary third-party lender debt service covenants or as required by applicable Laws, (C) such Preferred Stock Subsidiary is internally managed or managed by Borrower, and (D) such Preferred Stock Subsidiary owns fifty-one percent (51%) or more of its respective equity Investments, which assets must be otherwise permitted Investments under this Section 8.6, and (ii) Preferred Stock Subsidiaries (other than ProLogis Services, ProLogis Logistics Services, Inc., Frigoscandia SA, KingsPark Holding S.A., and Garanor S.A.) exceeding in the aggregate fifteen percent (15%) of Borrower's Total Assets;

     (f) The Stock of any Person (other than Consolidated Affiliates and Unconsolidated Affiliates permitted by (a) through (e) above), other than Stock received in settlement of Liabilities of such Person created in the ordinary course of business or in other REITs acquired in exchange for Properties not to exceed ten percent (10%) of Borrower's Total Assets;

     (g) Loans, advances, and extensions of credit to Persons other than (i) loans, advances, and extensions of credit to Consolidated Affiliates and Unconsolidated Affiliates to the extent permitted hereunder, (ii) loans, advances, and extensions of credit to Persons secured by valid and enforceable first priority liens on real estate for the purpose of acquiring and developing such property for eventual ownership by, or to be acquired by, Borrower prior to, or within a reasonable period of time consistent with a business purpose after, the completion of construction or development of such property, (iii) loans and advances to directors, officers, and employees pursuant to Borrower's existing long-term incentive plan or similar incentive compensation arrangements, and (iv) travel and similar advances to officers and employees in the ordinary course of business.

     (h) International Properties, Consolidated Affiliates domiciled outside of the United States, Unconsolidated Affiliates domiciled outside of the United States, and loans or advances to Consolidated Affiliates and Unconsolidated Affiliates for international purposes exceeding in the aggregate thirty-five percent (35%) of Borrower's Total Assets; and

     (i) Refrigerated Warehouse Properties (including Investments through Unconsolidated Affiliates) exceeding in the aggregate fifteen percent (15%) of Borrower's Total Assets.

Borrower shall not permit, as of any date, the Companies' aggregate direct and indirect Investments of the types described in (a), (b), (h), and (i) above to exceed in the aggregate fifty percent (50%) of Borrower's Total Assets as of such date.

     8.7 Dividends and Distributions. Borrower shall not, on a consolidated basis, declare, make, or pay any Distributions, other than (a) Permitted Distributions, and (b) Distributions declared, made, or paid by (i) Borrower wholly in the form of its Stock, and (ii) to the extent it can do so, any Consolidated Affiliate to Borrower or any other Company. Borrower shall not, and shall not permit any other Company to, enter into or permit to exist any arrangement or agreement (other than this Agreement) that prohibits it from paying Distributions to the holders of its Stock.

      8.8 Sale of Assets. Borrower shall not, and shall not permit any other Company to, sell, assign, lease, transfer, or otherwise dispose of any of its assets, other than to a Company, and except for (a) occasional sales, leases, or other dispositions of immaterial assets for consideration not less than fair market value, (b) sales, leases, or other dispositions of assets that are obsolete or have negligible fair market value, (c) sales of equipment for a fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business of the seller, the seller must promptly replace the sold equipment), and (d) sales or other transfers of Properties during any twelve (12) month period having a fair market value of not more than twenty percent (20%) of the fair market value of all Properties of the Companies prior to such sale or transfer.

     8.9 Mergers and Dissolutions. Borrower shall not, and shall not permit any other Company to, merge or consolidate with any other Person or liquidate, wind up or dissolve (or suffer any liquidation or dissolution); provided, however, that the foregoing shall not operate to prevent (a) mergers or consolidations of any Consolidated Affiliate of Borrower into Borrower or any Consolidated Affiliate of Borrower (if such transaction does not reduce the net worth of Borrower determined in accordance with GAAP, except for minor transaction costs related to such merger or consolidation), or (b) a merger or consolidation in which Borrower is the surviving entity and, immediately after giving effect to such merger or consolidation, no Change in Control has occurred.

     8.10 Assignment. Borrower shall not, and shall not permit any other Company to, assign or transfer any of its Rights, duties, or obligations under any of the Loan Documents.

     8.11 Fiscal Year and Accounting Methods. Borrower shall not change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP).

     8.12 New Businesses. Borrower shall not, and shall not permit any other Company to, engage in any business except (a) the businesses in which they are presently engaged and any other reasonably related business (including distribution and logistics services), and (b) New Ventures (so long as the Investment in such New Ventures is otherwise permitted by Section 8.6).

     8.13 Government Regulations. Borrower shall not, and shall not permit any other Company to, conduct its business in a way that it becomes regulated under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended.

     8.14 Negative Pledge Agreements. Borrower shall not, and shall not permit any other Company to, enter into any negative pledge agreements with any other Person (except pursuant to the Revolving Credit Agreement) such that Borrower shall be prohibited from granting, or causing any other Company from granting, to Administrative Agent, for the benefit of the Credit Parties, a first priority lien and security interest in the Operating Sub-Pool as security for the Obligation in an amount equal to one hundred fifty percent (150%) of the Obligation. Nothing herein should be construed as creating a Lien.

SECTION 9   FINANCIAL COVENANTS.  So long as Lenders are committed to fund
---------   -------------------
Borrowings under this Agreement and until the Obligation is paid and performed in full, Borrower covenants and agrees with the Credit Parties that Borrower will not directly or indirectly permit:

     9.1    Leverage Ratios.

     (a)    The Leverage Ratio, as of any date, to exceed 1.0 to 1.0.

     (b)    The Adjusted Leverage Ratio, as of any date, to exceed 1.0 to 1.0.

     9.2 Minimum Consolidated Net Worth. Consolidated Net Worth of the Companies on a consolidated basis, as of any date, to be less than the sum of
(a) $2,500,000,000, plus (b) seventy percent (70%) of the amount of Net Proceeds of any Equity Issuances by Borrower or any other Company (except for Equity Issuance to any other Company) subsequent to the Closing Date.

     9.3 Interest Expense Coverage Ratio. The Interest Expense Coverage Ratio, as of the last day of each fiscal quarter during the term hereof, to be less than 2.0 to 1.0.

     9.4 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter during the term hereof, to be less than 1.75 to 1.0.

     9.5 Preferred Dividend Coverage Ratio. The Preferred Dividend Coverage Ratio, as of the last day of each fiscal quarter during the term hereof, to be less than 1.5 to 1.0.

     9.6 Unsecured Debt Service Coverage Ratio. The Unsecured Debt Service Coverage Ratio, as of the last day of each fiscal quarter during the term hereof, to be less than 1.75 to 1.0.

SECTION 10  DEFAULT.  The term "Default" means the occurrence of any one or more
----------  -------
of the following events:

     10.1 Payment of Obligation. The failure of Borrower (a) to pay any part of the Obligation (other than the Principal Debt or any other principal of the Obligation) within three (3) days after it becomes due and payable under the Loan Documents, and (b) to pay any Principal Debt or any other principal of the Obligation when it becomes due and payable under the Loan Documents.

     10.2 Covenants. The failure of Borrower (and, if applicable, any other Company) to punctually and properly perform, observe and comply with:

     (a) Any covenant or agreement contained in Sections 7.15, 8.3, 8.7, 8.14, and 9; or

     (b) Any other covenant or agreement contained in any Loan Document (other than the covenants to pay the Obligation and the covenants in clause (a) preceding), and such failure continues for thirty (30) days after the first to occur of (i) a Responsible Officer of Borrower obtaining knowledge or (ii) Borrower's receipt of notice from Administrative Agent, of such failure.

     10.3 Debtor Relief. Any Company (a) is not Solvent, (b) fails to pay its Liabilities generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of any Debtor Relief Law, or (d) becomes a party to or is made the subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of any Credit Party granted in the Loan Documents (unless, if the proceeding is involuntary, the applicable petition is dismissed within ninety (90) days after its filing).

     10.4 Judgments and Attachments. Any Company fails, within sixty (60) days after entry, to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $5,000,000 (individually or collectively) or any warrant of attachment, sequestration or similar proceeding against any Company's assets having a value (individually or collectively) in excess of $5,000,000 which is neither (a) stayed on appeal nor (b) diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books in accordance with GAAP.

     10.5 Government Action. (a) A final non-appealable order is issued by any Tribunal (including the United States Justice Department) requiring any Company to divest all or a substantial portion of its assets under any antitrust, restraint of trade, unfair competition, industry regulation or similar Laws, or (b) any Tribunal condemns, seizes, or otherwise appropriates, or takes custody or control of all or any substantial portion of the assets of the Companies, taken as a whole.

     10.6 Misrepresentation. Any material representation or warranty made by Borrower contained in any Loan Document or in any certificate or report delivered under this Agreement at any time proves to have been incorrect in any material respect when made.

     10.7   Default Under Other Agreements.

     (a) Any Company shall fail to make any payment in respect of any Liability when due or within any applicable grace period; provided that the failure of any Company to make any payment when due or within any applicable grace period in respect of (i) any Recourse Debt arising in one or more related or unrelated transactions in an aggregate principal amount not exceeding $10,000,000, and (ii) any non-recourse Liabilities arising in one or more related or unrelated transactions in an aggregate principal amount not exceeding $50,000,000, shall not constitute a Default hereunder; or

     (b) the acceleration of the maturity of any Liabilities of any Company or default shall occur in the payment of any Liabilities of any Company or in respect of any note or credit agreement relating to any such Liabilities and such default shall continue for more than the period of grace, if any, specified therein or otherwise granted by the lender thereof; provided that the acceleration of the maturity of (i) any Recourse Debt arising in one or more related or unrelated transactions in an aggregate principal amount not exceeding $10,000,000, and (ii) any non-recourse Liabilities arising in one or more related or unrelated transactions in an aggregate principal amount not exceeding $50,000,000 shall not constitute a Default hereunder;

     10.8 Validity and Enforceability of Loan Documents. Except in accordance with its terms or as otherwise expressly permitted by this Agreement, any Loan Document at any time after its execution and delivery ceases to be in full force and effect in any material respect or is declared by a Tribunal to be null and void or its validity or enforceability is contested by any Company or any Company denies that it has any further liability or obligations under any Loan Document to which it is a party.

     10.9   Management Changes.

     (a) During any period of twelve (12) consecutive calendar months, individuals who were directors or trustees of Borrower on the first day of such period shall cease to constitute a majority of the board of directors or trustees of Borrower; provided, however, that the directors or trustees of Borrower may include new directors or trustees that (i) are an officer or employee of an Affiliate, or (ii) that are required in order (as a practical matter) for the majority of the board of directors or trustees of Borrower to be independent directors or trustees.

     (b) Borrower shall change its present executive management, which change could result in a Material Adverse Event.

     10.10 Plan Assets. The assets of Borrower at any time constitute "plan assets" as defined in 29 C.F.R. (S) 2510.3-101(a)(1) (or any successor regulation).

     10.11 Default under Revolving Credit Agreement. A Default shall occur under the Revolving Credit Agreement, which Default shall remain unremedied within any applicable period of grace or notice, if any.

SECTION 11   RIGHTS AND REMEDIES.
----------   -------------------

     11.1   Remedies Upon Default.

     (a) If a Default (i) occurs under Section 10.3(c) or (ii) occurs and is continuing under Section 10.3(a), (b) or (d), the entire unpaid balance of the Obligation automatically becomes due and payable without any action of any kind whatsoever.

     (b)    If a Default occurs and is continuing, subject to the terms of
Section 12.3(b) and Section 12.10, Administrative Agent may, and upon the request of Required Lenders shall, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), declare the entire unpaid balance of all or any part of the Obligation immediately due and payable, whereupon it is due and payable; (ii) reduce any claim to judgment; (iii) to the extent permitted by Law, exercise (or request each Lender to, and each Lender is entitled to, exercise) the Rights of offset or banker's Lien against the interest of each Company in and to every account and other property of such Company that are in the possession of any Credit Party to the extent of the full amount of the Obligation (and to the extent permitted by Law, each Company is deemed directly obligated to each Credit Party in the full amount of the Obligation for this purpose); and (iv) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction.

     11.2 Waivers. To the extent permitted by Law, Borrower waives presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agrees that its liability with respect to all or any part of the Obligation is not affected by any renewal or extension in the time of payment of all or any part of the Obligation, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligation.

     11.3 Performance by Administrative Agent. If any covenant, duty, or agreement of any Company is not performed in accordance with the terms of the Loan Documents, then Administrative Agent may, while a Default exists, at its option, perform or attempt to perform that covenant, duty or agreement on behalf of such Company (and any amount expended by Administrative Agent in its performance or attempted performance is payable by Borrower to Administrative Agent on demand, becomes part of the Obligation, and bears interest at the Default Rate from the date of Administrative Agent's expenditure until paid). However, no Credit Party assumes or shall have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Company.

     11.4 Not in Control. None of the covenants or other provisions contained in any Loan Document shall, or shall be deemed to, give any Credit Party the Right to exercise control over the assets (including real property), affairs, or management of any Company; the power of each Credit Party is limited to the Right to exercise the remedies provided in this Section 11.

     11.5 Course of Dealing. The acceptance by any Credit Party of any partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by any Credit Party of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by any Credit Party in exercising any Right under the Loan Documents will impair that Right or be construed as a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Loan Documents or otherwise.

     11.6 Cumulative Rights. All Rights available to the Credit Parties under the Loan Documents are cumulative of and in addition to all other Rights granted to the Credit Parties at law or in equity, whether or not the Obligation is due and payable and whether or not any Credit Party has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

     11.7 Application of Proceeds. Any and all proceeds ever received by any Credit Party from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation according to Section 3.11.

     11.8 Diminution in Value of Collateral. No Credit Party has any liability or responsibility whatsoever for any diminution in or loss of value of any collateral now or hereafter securing payment or performance of all or any part of the Obligation (other than diminution in or loss of value caused by its gross negligence or willful misconduct).

     11.9 Certain Proceedings. Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers any Credit Party reasonably requests in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or authorization of any Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because Borrower agrees that the Credit Parties' remedies at Law for failure of Borrower to comply with the provisions of this paragraph would be inadequate and that failure would not be adequately compensable in damages, Borrower agrees that the covenants of this Section 11.9 may be specifically enforced.

SECTION 12   AGENTS AND LENDERS.
----------   ------------------

     12.1   Agents.

     (a) Appointment. Each Lender appoints Administrative Agent (and Administrative Agent accepts appointment) as its nominee and agent, in its name and on its behalf: (i) to act as its nominee and on its behalf in and under all Loan Documents; (ii) to arrange the means whereby its funds are to be made available to Borrower under the Loan Documents; (iii) to take any action that it properly requests under the Loan Documents (subject to the concurrence of other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to it under the Loan Documents; (v) to be the secured party, mortgagee, beneficiary, recipient, and similar party in respect of any collateral, if any, for the benefit of Lenders; (vi) to promptly distribute to it all Financial Statements, notices received hereunder, and other items specifically required to be delivered to it hereunder and, upon request, such other material information, requests, documents, and items received from Borrower under the Loan Documents; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accor dance with the terms of the Loan Documents; (viii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from it; and (ix) to arrange for inspections pursuant to Section 7.4. However, Administrative Agent may not be required to take any action that exposes it to personal liability or that is contrary to any Loan Document or applicable Law.

     (b) Successor. Administrative Agent may assign all of its Rights and obligations as Administrative Agent under the Loan Documents to any of its Affiliates, which Affiliate shall then be the successor Administrative Agent under the Loan Documents. Administrative Agent may also voluntarily resign by giving thirty (30) days' prior written notice to Borrower and Lenders, and shall resign upon the request of the Required Lenders for cause (i.e., Administrative Agent is continuing to fail to perform its responsibilities as Administrative Agent under the Loan Documents). If the initial or any successor Administrative Agent ever ceases to be a party to this Agreement or if the initial or any successor Administrative Agent ever resigns (whether voluntarily or at the request of the Required Lenders), then the Required Lenders shall (which, if no Default or Potential Default exists, is subject to Borrower's approval that may not be unreasonably withheld) appoint the successor Administrative Agent from among Lenders (other than the resigning Administrative Agent). If the Required Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resigning Administrative Agent has given notice of resignation or the Required Lenders have removed the resigning Administrative Agent, then the resigning Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent (which, if no Default or Potential Default exists, is subject to Borrower's approval that may not be unreasonably withheld), which must be a commercial bank having a combined capital and surplus of at least $10,000,000,000 (as shown on its most recently published statement of condition) and whose debt obligations (or whose parent's debt obligations) are rated not less than Baa1 by Moody's or BBB+ by S & P. Upon its acceptance of appointment as successor Administrative Agent, the successor Administrative Agent succeeds to and becomes vested with all of the Rights of the prior Administrative Agent, and the prior Administrative Agent is discharged from its duties and obligations as Administrative Agent under the Loan Documents, and each Lender shall execute the documents that any Lender, the resigning or removed Administrative Agent, or the successor Administrative Agent reasonably requests to reflect the change. After any Administrative Agent's resignation or removal as Administrative Agent under the Loan Documents, the provisions of this Section inure to its benefit as to any actions taken or not taken by it while it was Administrative Agent under the Loan Documents. If Borrower fails to respond to any written request for any consent required in this

Section 12.1(b) within ten (10) days after the date that Borrower receives such request, then Borrower shall be deemed to have given its consent to such request.

     (c) Syndication Agent. Syndication Agent, in such capacity, shall have no rights, duties, or obligations hereunder, except as specifically provided in this Agreement. Syndication Agent (i) may voluntarily resign by notice to Administrative Agent, Lenders, and Borrower, and (ii) shall resign upon the request of the Required Lenders for cause. Upon the resignation of Syndication Agent, Administrative Agent may elect to designate a successor Syndication Agent (which, if no Default or Potential Default exists, is subject to Borrower's approval that may not be unreasonably withheld), which must be a Lender who is a commercial bank having a combined capital and surplus of at least $10,000,000,000 (as shown on its most recently published statement of condition) and whose debt obligations (or whose parent's debt obligations) are rated not less than Baa1 by Moody's or BBB+ by S & P.

     (d) Documentation Agent. Documentation Agent, in such capacity, shall have no rights, duties, or obligations hereunder, except as specifically provided in this Agreement. Documentation Agent (i) may voluntarily resign by notice to Administrative Agent, Lenders, and Borrower, and (ii) shall resign upon the request of the Required Lenders for cause. Upon the resignation of Documentation Agent, Administrative Agent may elect to designate a successor Documentation Agent (which, if no Default or Potential Default exists, is subject to Borrower's approval that may not be unreasonably withheld), which must be a Lender who is a commercial bank having a combined capital and surplus of at least $10,000,000,000 (as shown on its most recently published statement of condition) and whose debt obligations (or whose parent's debt obligations) are rated not less than Baa1 by Moody's or BBB+ by S & P.

     12.2 Delegation of Duties; Reliance. Lenders may perform any of their duties or exercise any of their Rights under the Loan Documents by or through Administrative Agent, and Lenders and Administrative Agent may perform any of their duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives. The Credit Parties and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent or any Lender (but nothing in this clause (a) permits Administrative Agent to rely on (i) oral statements if a writing is required by this Agreement or any other Loan Document or (ii) any other writing if a specific writing is required by this Agreement or any other Loan Document), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Obligation for all purposes until written notice of the assignment or transfer is given to and received by Administrative Agent (and any request, authorization, consent, or approval of any Lender is conclusive and binding on each subsequent holder, assignee, or transferee of such Lender's portion of the Obligation until that notice is given and received), (c) are not deemed to have notice of the occurrence of a Default unless a responsible officer of Administrative Agent, who handles matters associated with the Loan Documents and transactions thereunder, has actual knowledge or Administrative Agent has been notified by a Lender or Borrower, and (d) are entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Administrative Agent and are not liable for any action taken or not taken in good faith by it in accordance with the advice of counsel, accountants, or experts.

     12.3   Limitation of Administrative Agent's Liability.

     (a) Exculpation. Neither Administrative Agent nor any of its representatives will be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment (except for fraud, gross negligence, or willful misconduct), and neither Administrative Agent nor any of its Representatives has a fiduciary relationship with any Lender by virtue of the Loan Documents (but nothing in this Agreement negates the obligation of Administrative Agent to account for funds received by it for the account of any Lender).

     (b) Indemnity. Unless indemnified to its satisfaction against loss, cost, liability, and expense, Administrative Agent may not be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Administrative Agent requests instructions from Lenders, with respect to any act or action in connection with any Loan Document, then Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may Administrative Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against Administrative Agent as a result of Administrative Agent's acting or refraining from acting under this Agreement in accordance with instructions of Required Lenders.

     (c) Reliance. Administrative Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Administrative Agent in respect of, (i) the creditworthiness of any Company and the risks involved to such Lender, (ii) the effectiveness, enforceability, genuineness, validity, or due execution of any Loan Document (except by Administrative Agent), (iii) any representation, warranty, document, certificate, report, or statement made therein (except by Administrative Agent) or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligation or the existence, priority, or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Loan Document, or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Company. EACH LENDER AGREES TO INDEMNIFY ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH lENDER'S PRO RATA PART OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES, AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST, OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE LOAN DOCUMENTS IF ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY BORROWER. ALTHOUGH ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES
                          -----------------------------------------------------
HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN
--------------------------------------------------------------------------
ORDINARY NEGLIGENCE, ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES DO NOT HAVE
-------------------
THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT.

     12.4 Limitation of Liability. No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.

     12.5 Expenses. Should Administrative Agent commence any proceeding or in any way seek to enforce its Rights under the Loan Documents, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Part) of the reasonable costs and/or expenses of any such enforcement, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers' fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower. Without limiting the generality of the foregoing, each Lender shall contribute its share (based on its Pro Rata Part) of all reasonable costs and expenses incurred by Administrative Agent (including reasonable attorneys' fees and expenses) if Administrative Agent employs counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any of the Loan Documents, or to enforce any rights of Administrative Agent or any of Borrower's or any other Company's obligations under any of the Loan Documents, but not with respect to any dispute between Administrative Agent and any other Lender(s). Any loss of principal and interest resulting from any Default shall be shared by Lenders in accordance with their respective Pro Rata Parts. It is understood and agreed that if Administrative Agent determines that it is necessary to engage counsel for Lenders from and after the occurrence of a Potential Default or Default, then said counsel shall be selected by Administrative Agent and written notice of the same shall be delivered to Lenders.

     12.6 Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents gives any Lender any advantage over any other Lender insofar as the Obligation is concerned or relieves any Lender from ratably absorbing any losses sustained with respect to the Obligation (except to the extent unilateral actions or inactions by any Lender result in Borrower or any other obligor on the Obligation having any credit, allowance, setoff, defense, or counterclaim solely with respect to all or any part of such Lender's Pro Rata Part of the Obligation).

     12.7 Relationship of Lenders. The Loan Documents do not create a partnership or joint venture among Administrative Agent and Lenders or among Lenders.

     12.8 Benefits of Agreement. None of the provisions of this Section inure to the benefit of any Company or any other Person except Administrative Agent and Lenders. Therefore, no Company nor any other Person is responsible or liable for, entitled to rely upon, or entitled to raise as a defense -- in any manner whatsoever -- the failure of any Credit Party to comply with these provisions.

     12.9   Approval of Lenders.

     (a) All communications from Administrative Agent to any Lender requesting such Lender's determination, consent, approval, or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent, or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Administrative Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event (x) within thirty (30) days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters requiring the consent by all Lenders, and (y) within fifteen (15) Business Days (or such lesser period as may be required under the Loan Documents for Administrative Agent to respond) for those matters requiring the consent by the Required Lenders, in each instance, after receipt of the request therefor by Administrative Agent (in either event, the "Lender Reply Period").

     (b) Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.

     12.10 Default; Collateral. Upon the occurrence and during the continuance of a Default, the Credit Parties agree to promptly confer in order that Required Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of the Credit Parties; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Required Lenders or Lenders, as the case may be. All rights of action under this Agreement and under the Notes and all rights to any collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its respective name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Credit Party, and the recovery of any judgment shall be for the benefit of the Credit Parties subject to the expenses of Administrative Agent. In actions with respect to any property of any Company, Administrative Agent is acting for the ratable benefit of each Credit Party.

SECTION 13   MISCELLANEOUS.
----------   -------------

     13.1 Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

     13.2 Nonbusiness Days; Time. Any payment or action that is due under any Loan Document on a non-Business Day may be delayed until the next-succeeding Business Day (but interest shall continue to accrue on any applicable payment until payment is in fact made) unless the payment concerns a Eurodollar Borrowing, in which case if the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

     13.3 Communications. Unless otherwise specifically provided, whenever any Loan Document requires or permits any consent, approval, notice, request, demand, or other communication from one party to another, communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the appropriate telex number and the appropriate answerback is received, (b) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly thereafter by telephone; but any requirement in this parenthetical shall not affect the date when the telecopy shall be deemed to have been delivered), (c) if by mail, on the fifth (5th) Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified mail, return receipt requested, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered. Until changed by notice pursuant to this Agreement, the address (and telecopy number) for each party to this Agreement is set forth on Schedule 1.

     13.4 Form and Number of Documents. The form, substance, and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to Administrative Agent and its counsel.

     13.5 Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents survive all closings under the Loan Documents and, except as otherwise indicated, are not affected by any investigation made by any party.

     13.6 Governing Law. EXCEPT AS EXPRESSLY PROVIDED IN A LOAN DOCUMENT, THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA GOVERN THE RIGHTS AND DUTIES OF THE PARTIES TO THE LOAN DOCUMENTS AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS.

     13.7 Invalid Provisions. Any provision in any Loan Document held to be illegal, invalid or unenforceable is fully severable; the appropriate Loan Document shall be construed and enforced as if that provision had never been included; and the remaining provisions shall remain in full force and effect and shall not be affected by the severed provision. The Credit Parties and Borrower agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid and enforceable. However, if the provision held to be illegal, invalid or unenforceable is a material part of this Agreement, such invalid, illegal or unenforceable provision shall be, to the extent permitted by Law, replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such illegal, invalid or unenforceable clause or provision as the context thereof would reasonably allow, so that such clause or provision would thereafter be legal, valid and enforceable.

     13.8 Venue; Service of Process; Jury Trial. EACH PARTY TO ANY LOAN DOCUMENT, IN EACH CASE FOR ITSELF, ITS SUCCESSORS AND ASSIGNS (AND IN THE CASE OF BORROWER, FOR EACH OF THE OTHER COMPANIES), (a) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF THE STATE OF TEXAS,
(b) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS AND THE OBLIGATION BROUGHT IN DISTRICT COURTS OF DALLAS OR HARRIS COUNTY, TEXAS, OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN OR SOUTHERN DISTRICT OF TEXAS, DALLAS OR HOUSTON DIVISION, (c) IRREVOCABLY WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE AFOREMENTIONED COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM,
(d) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND-DELIVERY, OR BY DELIVERY BY A NATIONALLY RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS SET FORTH IN THIS AGREEMENT, (e) IRREVOCABLY AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY LOAN DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE OBLIGATION MAY BE BROUGHT IN ONE OF THE AFOREMENTIONED COURTS, AND (f) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Borrower (for itself and on behalf of each of the other Companies) acknowledges that these waivers are a material inducement to each Credit Party's agreement to enter into a business relationship, that each Credit Party has already relied on these waivers in entering into this Agreement, and that each Agent and each Lender will continue to rely on each of these waivers in related future dealings. Borrower (for itself and on behalf of each other Company) further warrants and represents that it has reviewed these waivers with its legal counsel, and that it knowingly and voluntarily agrees to each waiver following consultation with legal counsel. THE WAIVERS IN THIS

SECTION 13.8 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, OR REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

     13.9   Amendments, Consents, Conflicts, and Waivers.

     (a) Required Lenders. Unless otherwise specifically provided the provisions of this Agreement may be amended, modified, or waived only by an instrument in writing executed by Borrower and the Required Lenders and supplemented only by documents delivered or to be delivered in accordance with the express terms of this Agreement.

     (b)    All Lenders.  Except as specifically otherwise provided in this
Section 13.9, any amendment to or consent or waiver under this Agreement or any Loan Document that purports to accomplish any of the following must be by an instrument in writing executed by Borrower and executed (or approved, as the case may be) by Administrative Agent and each Lender (other than any Defaulting Lender): (i) extends the Maturity Date (except as set forth in Section 3.18);
(ii) extends the due date or decreases the amount of any scheduled payment or amortization of the Obligation beyond the date specified in the Loan Documents;
(iii) decreases any rate or amount of interest, fees, principal, or other sums payable to any Credit Party under this Agreement (except such reductions as are contemplated by this Agreement); (iv) changes the definition of "Historical Value," "Implied Value," "Pool Consolidated Affiliates," "Pro Rata," "Pro Rata Part," "Required Lenders," "Term Loan," or "Term Loans;" (v) amends or waives the requirements of Section 7.15; (vi) increases any one or more Lender's Term Loan; (vii) waives the requirement of, compliance with, amends, or fully or partially releases any guaranty or any substantial part of any collateral, if any (except as expressly permitted by the terms of the Loan Documents); (viii) permits Borrower to assign any of its rights hereunder; or (ix) changes this clause (b) or any other matter specifically requiring the consent of all Lenders under this Agreement.

     (c) Administrative Agent. No amendment, modification, consent or waiver which modifies the rights, duties, or obligations of any Agent shall be effective without the consent of such Agent.

     (d) Conflicts. Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document is controlled by the terms and provisions of this Agreement.

     (e) Course of Dealing. No course of dealing or any failure or delay by any Credit Party or any of its respective Representatives with respect to exercising any Right of such Credit Party under this Agreement operates as a waiver thereof. Any waiver will be effective only in the specific instance and for the specific purpose for which it is given.

     13.10 Multiple Counterparts. Any Loan Document may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof thereof, it shall not be necessary to produce or account for more than one counterpart. Each Lender need not execute the same counterpart of this Agreement so long as identical counterparts are executed by Borrower, each Lender, and each Agent. This Agreement shall become effective when counterparts of this Agreement have been executed and delivered to Administrative Agent by each Lender, each Agent, and Borrower, or, in the case only of the Credit Parties, when

Administrative Agent has received telecopied, telexed, or other evidence satisfactory to it that each Credit Party has executed and is delivering to Administrative Agent a counterpart of this Agreement.

     13.11  Successors and Assigns; Participations.

     (a) Each Loan Document binds and inures to the benefit of the parties thereto, any intended beneficiary thereof, and each of their respective successors and permitted assigns. No Lender may, without the prior written consent of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower, transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation, except as specifically permitted by this Section 13.11.

     (b) Subject to the provisions of this Section 13.11 and in accordance with applicable Law, any Lender may, in the ordinary course of its commercial banking business, at any time sell to one or more Persons (each a "Participant") participating interests in its portion of the Obligation; provided that each such participation is not less than $10,000,000. The selling Lender shall remain a "Lender" under this Agreement (and the Participant shall not constitute a "Lender" under this Agreement) and its obligations under this Agreement shall remain unchanged. The selling Lender shall remain solely responsible for the performance of its obligations under the Loan Documents and shall remain the holder of its share of the Principal Debt for all purposes under this Agreement. Borrower and Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with such Lender's Rights and obligations under the Loan Documents. Participants have no Rights under the Loan Documents, other than certain voting Rights as provided below. Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Section 3 with respect to all participations in its part of the Obligation outstanding from time to time so long as Borrower is not obligated to pay any amount in excess of the amount that would be due to such Lender under Section 3 calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Loan Document, except to the extent the amendment, modification or waiver extends the due date for payment of any principal, interest or fees due under the Loan Documents, reduces the interest rate or the amount of principal or fees applicable to the Obligation (except reductions contemplated by this Agreement), or releases any guaranty or any substantial part of the collateral, if any, for the Obligation. However, if a Participant is entitled to the benefits of Section 3 or a Lender grants Rights to its Participants to approve amendments to or waivers of the Loan Documents respecting the matters described in the previous sentence, then such Lender must include a voting mechanism in the relevant participation agreement whereby a majority of its portion of the Obligation (whether held by it or participated) shall control the vote for all of such Lender's portion of the Obligation.

     (c) Subject to the provisions of this Section 13.11, any Lender may at any time, in the ordinary course of its commercial banking business, (i) without the consent of Borrower or Administrative Agent, assign all or any part of its Rights and obligations under the Loan Documents to any of its Affiliates so long as such Affiliate is an Eligible Institution (each a "Purchaser") and (ii) upon the prior written consent of Administrative Agent, and so long as no Default has occurred and is continuing, Borrower, such consents not to be unreasonably withheld, assign to any other Eligible Institution (each of which is also a "Purchaser") a proportionate part (not less than $15,000,000 and an integral multiple of $1,000,000) of its Rights and obligations under the Loan Documents. Notwithstanding the foregoing, each Agent shall, at all times prior to its resignation or replacement as an Agent hereunder, retain a minimum Commitment of $25,000,000, or if the Total Commitments have been terminated, then Notes having outstanding Principal Debt of at least $25,000,000. In each case, the Purchaser shall assume those Rights and obligations under an assignment agreement substantially in the form of Exhibit E. Upon (i) delivery of an executed copy of the assignment agreement to Borrower and Administrative Agent and (ii) payment of a fee of $3,000 from the transferor to Administrative Agent, from and after the assignment's effective date (which shall be after the date of delivery), the Purchaser shall for all purposes be a Lender party to this Agreement and shall have all the Rights and obligations of a Lender under this Agreement to the same extent as if it were an original party to this Agreement with commitments as set forth in the assignment agreement, and the transferor Lender shall be released from its obligations under this Agreement to a corresponding extent, and, except as provided in the following sentence, no further consent or action by Borrower, Lenders, or any Agent shall be required. Upon the consummation of any transfer to a Purchaser under this clause (c), the then-existing Schedule 1 shall automatically be deemed to reflect the name, address, and Term Loan of such Purchaser, Administrative Agent shall deliver to Borrower and Lenders an amended
Schedule 1 reflecting those changes, Borrower shall execute and deliver to each of the transferor Lender and the Purchaser a Note in the face amount of its respective Commitment following transfer, and, upon receipt of its new Note, the transferor Lender shall return to Borrower the Note previously delivered to it under this Agreement. A Purchaser is subject to all the provisions in this Section as if it were a Lender signatory to this Agreement as of the date of this Agreement.

     (d) Any Lender may at any time, without the consent of Borrower or Administrative Agent, assign all or any part of its Rights under the Loan Documents to a Federal Reserve Bank without releasing the transferor Lender from its obligations thereunder.

     (e) Notwithstanding any contrary provision in this Agreement, a Lender may not sell or participate any of its interests for a purchase price that, directly or indirectly, reflects a discount from face value, without first offering the sale or participation to the other Lenders on a Pro Rata basis (which must be accepted or rejected within five (5) Business Days after the offer).

     (f) Borrower is entitled to deem and treat each Lender as the owner and holder of its portion of the Obligation for all purposes until written notice of the assignment pursuant to this Section 13.11 is received by Borrower.

     13.12 Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Borrower's obligations under the Loan Documents remain in full force and effect until the Obligation is paid in full (except for provisions under the Loan Documents which by their terms expressly survive payment of the Obligation and termination of the Loan Documents). If at any time any payment of the principal of or interest on any Note or any other amount payable by Borrower or any other obligor on the Obligation under any Loan Document is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower under the Loan Documents with respect to that payment shall be reinstated as though the payment had been due but not made at that time.

     13.13 Confidentiality. Each Lender agrees to hold any confidential information which (a) it has received prior to the Closing Date from Borrower which is confidential and is not otherwise publicly available, and (b) it may receive from Borrower pursuant to this Agreement after the Closing Date which Borrower has marked "confidential" and is not otherwise publicly available, in confidence, except (i) to other Lenders, (ii) to legal counsel, accountants, and other professional advisors to such Lender who agree to be bound by the terms of this Section, (iii) to regulatory officials, but only to the extent required by such officials, (iv) upon prior notice to Borrower (which Lenders agree shall be delivered as promptly as practicable), in connection with or response to compliance with any Law or at the request of any Tribunal, but only to the extent required by such Law or Tribunal, (v) upon prior notice to Borrower (which Lenders agree shall be delivered as promptly as practicable), in connection with any legal proceedings to which such

Lender is a party, but only to the extent required by such proceedings, and (vi) to prospective Participants or Purchasers who agree to be bound by the terms of this Section.

     13.14 Arbitration. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF J.A.M.S./ENDISPUTE, INC. OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

     (a) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN DALLAS, TEXAS AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

     (b)    RESERVATION OF RIGHTS.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO
(i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAIVER BY LENDERS OF THE PROTECTION AFFORDED TO THEM BY 12 U.S.C. (S) 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF THE CREDIT PARTIES (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SET-OFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED
TO) INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER. THE CREDIT PARTIES MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. AT ADMINISTRATIVE AGENT'S AND LENDERS' OPTION, FORECLOSURE UNDER A DEED OF TRUST OR MORTGAGE MAY BE ACCOMPLISHED BY ANY OF THE FOLLOWING: THE EXERCISE OF A POWER OF SALE UNDER THE DEED OF TRUST OR MORTGAGE, OR BY JUDICIAL SALE UNDER THE DEED OF TRUST OR MORTGAGE, OR BY JUDICIAL FORECLOSURE. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

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

     13.15 Limitation of Liability of Trustees, Shareholders and Officers of Borrower. ANY OBLIGATION OR LIABILITY WHATSOEVER OF BORROWER WHICH MAY ARISE AT ANY TIME UNDER THIS AGREEMENT OR ANY OBLIGATION OR LIABILITY WHICH MAY BE INCURRED BY BORROWER PURSUANT TO ANY OTHER INSTRUMENT, TRANSACTION, OR UNDERTAKING CONTEMPLATED HEREBY SHALL BE SATISFIED OUT OF BORROWER'S ASSETS ONLY. NO SUCH OBLIGATION OR LIABILITY SHALL BE PERSONALLY BINDING UPON, NOR SHALL RESORT FOR THE ENFORCEMENT THEREOF BE HAD TO, THE PROPERTY OF ANY OF BORROWER'S TRUSTEES, SHAREHOLDERS, OFFICERS, EMPLOYEES OR AGENTS, REGARDLESS OF WHETHER SUCH OBLIGATION OR LIABILITY IS IN THE NATURE OF CONTRACT, TORT, OR OTHERWISE.

     13.16 Entirety. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS (EACH AS AMENDED IN WRITING FROM TIME-TO-TIME) EXECUTED BY BORROWER, ANY LENDER, OR ANY AGENT REPRESENT THE FINAL AGREEMENT AMONG BORROWER AND THE CREDIT PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.


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